This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-159341
Subject to completion, dated November   , 2009

Preliminary prospectus supplement

To prospectus dated June 26, 2009

$200,000,000
     % Senior Notes Due 2020
Guaranteed by
Swift Energy Operating, LLC

We are offering $200,000,000 of our     % Senior Notes due 2020. The notes will bear interest at     % per year and will mature on          , 2020. Interest on the notes will be payable on          and           of each year, beginning          , 2010.

We may redeem the notes in whole or in part on and after          , 2014 at the redemption prices described herein. In addition, we may redeem up to 35% of the notes before          , 2014, with the proceeds of certain equity offerings. If we sell all or substantially all of our assets or experience specific kinds of changes in control, we must offer to repurchase the notes. There is no sinking fund for the notes.

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior debt and senior to any future subordinated debt that we may incur. The notes will be unconditionally guaranteed initially by our principal domestic operating subsidiary, Swift Energy Operating, LLC, on a senior unsecured basis. This guarantee of the notes will rank equally in right of payment with the guarantor’s existing and future senior debt, including its indebtedness under our bank credit facility, and senior to any future subordinated debt that it may incur.

See “Risk factors” beginning on page S-11 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Proceeds, before expenses, to
	Public offering price(1)		Underwriting discount		Swift Energy Company(1)

Per note		%		%	%
Total	$		$		$

(1)	Plus accrued interest, if any, from , 2009.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

Delivery of the notes, in book-entry form, will be made on or about          , 2009 through The Depository Trust Company.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Joint book-running managers

J.P. Morgan
Goldman, Sachs & Co.
RBC Capital Markets
Wells Fargo Securities

Senior co-managers

BNP PARIBAS	CALYON	SOCIETE GENERALE

Co-managers

BBVA Securities	Comerica Securities	Natixis Bleichroeder LLC

November   , 2009

We expect delivery of the notes will be made against payment therefor on or about November   , 2009, which is the           business day following the date of pricing of the notes (such settlement being referred to as “T+ ”). Under Rule 15(c)6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or during the next succeeding           business days will be required, by virtue of the fact that the notes initially will settle in T+  , to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

This prospectus supplement relates to the offer and sale by us of the notes, and the accompanying prospectus gives more general information, some of which may not apply to the notes. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriters are not, making an offer to sell securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates on the front cover of these documents or earlier dates specified herein or therein and that the information incorporated herein by reference is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important that you read and consider all of the information in this prospectus supplement and the information contained in the accompanying prospectus and any document incorporated by reference in making your investment decision. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference, you should rely on the information in this prospectus supplement.

S-i

Summary

This summary highlights information included or incorporated by reference elsewhere in this prospectus supplement. It does not contain all of the information that you should consider before making an investment decision. We urge you to read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the historical financial statements and notes to those financial statements incorporated by reference. Please read “Risk factors” in this prospectus supplement, in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2008 and in Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 for more information about important risks that you should consider before making a decision to purchase any notes in this offering. Unless the context indicates otherwise, information presented in this prospectus supplement relates only to our continuing operations. As used in this prospectus supplement and the accompanying prospectus, unless the context otherwise requires or indicates, references to “Swift,” “we,” “our,” and “us” refer to Swift Energy Company and its subsidiaries, collectively.

Our company

We are engaged in developing, exploring, acquiring, and operating oil and natural gas properties, with a focus on oil and natural gas reserves onshore in Louisiana and Texas, and in the inland waters of Louisiana. As of December 31, 2008, we had estimated proved reserves from our continuing operations of 116.4 million barrels of oil equivalent, or MMBoe. Our total estimated proved reserves at year-end 2008 were comprised of approximately 43% crude oil, 42% natural gas, and 15% natural gas liquids, or NGLs; and 53% of our total estimated proved reserves were proved developed. Our estimated proved reserves are concentrated with 61% of the total in Louisiana, 38% in Texas, and 1% in other states.

Our operations are primarily focused in four core areas identified as Southeast Louisiana, South Louisiana, Central Louisiana/East Texas, and South Texas. South Texas is the oldest of our core areas, with our operations first established in the AWP field in 1989, and subsequently expanded with the acquisition in 2007 of the Sun TSH, Briscoe Ranch, and Las Tiendas fields, and the 2008 acquisition of additional interests in the Briscoe Ranch field. Operations in our Central Louisiana/East Texas area began in mid-1998 when we acquired the Masters Creek field in Louisiana and the Brookeland field in Texas, to which we later added the South Bearhead Creek field in Louisiana in late 2005. The Southeast Louisiana and South Louisiana areas were established when we acquired majority interests in producing properties in the Lake Washington field in early 2001, in the Bay de Chene and Cote Blanche Island fields in December 2004, and in the Bayou Sale, Bayou Penchant, Horseshoe Bayou, and Jeanerette fields in 2006.

Our competitive strengths and business strategy

Our competitive strengths, together with a balanced and comprehensive business strategy, provide us with the flexibility and capability to achieve our goals. Our primary strengths and strategies are set forth below.

Concentrated focus on core areas with operational control

We are one of the largest crude oil producers in Louisiana and have been the most active driller in Southern Louisiana from 2005 through 2008. This concentration and regional scale allows us to leverage our drilling unit and workforce synergies while enabling us to minimize development and operating costs. Each of our core areas includes properties that we have targeted for future growth. The value of this concentration is enhanced by our operational control of 96% of our proved oil and natural gas reserves base as of December 31, 2008. Retaining operational control allows us to more effectively manage production, control operating costs, allocate capital, and time field development.

Balanced portfolio of development and exploration prospects

We have identified almost 1,000 development and exploration prospects within our four core areas spanning our Gulf Coast asset base. These projects range from lower-risk repeatable targets, such as recompletions and behind-pipe development, to higher-risk/higher-reward exploration targets. Within our core area of operations, we are diversified across geologic horizons and formations, including conventional sands, tight gas sands and shales. Our understanding of the underlying geology of our core areas, together with the depth and diversity of our projects in those areas, allows us to optimize the development of our prospect inventory.

Balanced approach to growth

We have grown our estimated proved reserves from 107.4 MMBoe to 116.4 MMBoe over the five-year period ended December 31, 2008, which equates to a 120% production replacement rate. Over the same period, our annual production has grown from 5.6 MMBoe to 10.0 MMBoe. Our growth in reserves and production over this five-year period has resulted primarily from drilling activities and acquisitions in our core areas. During 2008, our estimated proved reserves decreased by 13% and we did not replace 2008 production, due mainly to technical adjustments in two fields and lower prices used in the 2008 computation of reserves. Based on our long-term historical performance and our business strategy going forward, we believe that we have the opportunities, experience, and knowledge to continue growing both our reserves and production.

Our strategy is to increase our reserves and production through both drilling and acquisitions, shifting the balance between the two activities in response to market conditions and strategic opportunities. In general, we focus on drilling in each of our core areas when oil and natural gas prices are strong. When prices weaken and the per unit cost of acquisitions becomes more attractive, or a strategic opportunity exists, we also focus on acquisitions. We believe this balanced approach has resulted in our ability to grow in a strategically cost-effective manner.

Track record of developing under-exploited properties

We are focused on applying advanced technologies and recovery methods to areas with known hydrocarbon resources to optimize our exploration and exploitation of such properties, as illustrated in our core areas. For instance, we acquired our properties in the Lake Washington field, which originally was discovered in the 1930s, for $30.5 million in 2001. Since that time, we have increased our average daily net production in that field from less than 700 Boe to 10,002 Boe during the third quarter of 2009. We have also increased our estimated proved reserves in the Lake Washington field from 7.7 MMBoe to approximately 31.8 MMBoe as of December 31, 2008. We have acquired and successfully developed other fields since the Lake Washington acquisition, and we intend to continue acquiring significant acreage positions where we can grow production by applying advanced technologies and recovery methods using our experience and knowledge developed in our core areas.

Financial flexibility and disciplined capital structure

We practice a disciplined approach to financial management and have historically maintained a disciplined capital structure to provide us with the ability to execute our business plan. As of December 31, 2008, our debt to capitalization ratio was approximately 49%, while our debt to estimated proved reserves ratio was $4.99 per Boe, and our debt to PV-10 ratio was 44%. We plan to maintain a capital structure that provides financial flexibility through the prudent use of capital, aligning our capital expenditures to our cash flows, and maintaining a strategic hedging program when appropriate.

Experienced technical team and technology utilization

We employ 65 oil and gas professionals, including geophysicists, petrophysicists, geologists, petroleum engineers, and production and reservoir engineers, who have an average of approximately 23 years of experience in their technical fields. In addition, we engage experienced and qualified consultants to perform various comprehensive seismic acquisitions, processing, reprocessing, interpretation, and other related services. We continually apply our extensive in-house experience and current technologies to benefit our drilling and production operations.

We increasingly use advanced technology to enhance the results of our drilling and production efforts, including two and three-dimensional seismic acquisitions, pre-stack time and depth image enhancement reprocessing, amplitude versus offset datasets, coherency cubes, and detailed field reservoir depletion planning. In 2004, we performed a 3-D seismic survey covering our Lake Washington field, and in 2006 we carried out a second 3-D survey in and around our Cote Blanche Island field. We now have seismic data covering over 4,000 square miles in South Louisiana that have been merged into two data sets, inclusive of data covering five fields we acquired in 2006. In late 2007, we began to extend this methodology to South Texas and licensed approximately 400 square miles of 3-D seismic data. In 2008, we purchased data from a 3-D seismic survey in the AWP field. As these data are processed, merged with other available seismic data, and integrated with geologic data, we develop proprietary geo-science databases that we use to guide our exploration and development programs.

We use various recovery techniques, including gas lift, water flooding, pressure maintenance, and acid treatments to enhance crude oil and natural gas production. We also fracture reservoir rock through the injection of high-pressure fluid, install gravel packs, and insert coiled-tubing velocity strings to enhance and maintain production. We believe that the application of fracturing and coiled-tubing technology has resulted in significant increases in production and decreases in completion and operating costs, particularly in our AWP field.

In South Louisiana we also employ measurement-while-drilling techniques extensively that allow us to guide the drill bit during the drilling process. This technology allows the well bore path to be steered parallel to the salt face and to intersect multiple targeted sands in a single well bore.

Recent equity offering

On August 4, 2009, we sold 6.21 million shares of our common stock at a price of $18.50 per share to the public, the largest equity issuance in Swift’s 30 year history. We received $108.8 million of net proceeds which were used to pay down borrowings under our revolving credit facility.

Recent developments

South Texas Olmos and Eagle Ford plays

We currently own and operate significant leasehold positions in two emerging resource plays in South Texas: Olmos tight gas sands and Eagle Ford Shale. Utilizing our nearly 20 years of history and extensive experience in the AWP field in South Texas, we drilled what we believe to be the first horizontal well in the low-permeability, tight-sand Olmos formation in the fourth quarter of 2008 by employing the multi-stage fracture technology being used in various domestic shale plays. The first two wells of our follow-on 2009 horizontal drilling and completion program targeting the Olmos formation have been drilled, completed, and are currently producing. We are currently drilling the third well in that program. During the fourth quarter of 2009, we intend to keep one rig actively drilling horizontally in the AWP field.

Additionally, in excess of 150 wells in the AWP field have been identified as candidates for additional fracture stimulation. Since the beginning of September 2009, 11 of these wells have been re-fractured. We plan to perform two re-fracture operations per week for the remainder of 2009 and into 2010. While the potential increased production rates from a single re-fracture will not be meaningful, we believe that these operations will help support our base production profile in the AWP field over the next several years.

In November 2009 we entered into a joint venture agreement with Petrohawk Energy Corporation to jointly develop and operate an approximate 26,000 acre prospect area located in our AWP field, covering leasehold interests beneath the Olmos formation (including the Eagle Ford Shale formation) and extending to the base of the Pearsall formation. Petrohawk will serve as operator during the drilling and completion phase of the joint development, and we will operate the wells once they have entered the production phase, subject to the terms of the agreement. The appraisal drilling program covered by the joint venture agreement will begin in the fourth quarter of 2009. We received approximately $26 million in cash consideration upon closing of the Petrohawk joint venture agreement, which requires that Petrohawk also fund approximately $13 million of capital expenditures on our behalf within the first twelve months of the joint venture. We will receive any portion of this amount not expended during the first twelve months as cash consideration.

Burr Ferry joint venture

In the Central Louisiana/East Texas core area, we recently entered into a joint venture agreement with Anadarko E&P Company, LP for development and exploitation in and around the Burr Ferry field in Vernon Parish, Louisiana. As the fee mineral owner, we leased a 50% working interest in approximately 33,623 gross acres to Anadarko. We retain a 50% working interest in the joint venture acreage as well as our fee mineral royalty rights.

Corporate information

We were incorporated in Texas in 1979. Our principal executive offices are located at 16825 Northchase Drive, Suite 400, Houston, Texas 77060, and our main telephone number is (281) 874-2700. Our internet address is www.swiftenergy.com. We have not incorporated by reference into this prospectus supplement or the accompanying prospectus the information included on, or linked from, our website, and you should not consider it to be part of this prospectus supplement or the accompanying prospectus.

The offering

Issuer	Swift Energy Company

Notes offered	$200 million aggregate principal amount of % senior notes.

Maturity	, 2020

Interest	% per annum, payable and of each year, commencing , 2010.

Optional redemption	On or after , 2014, we may redeem some or all of the notes at any time at the prices listed under the heading “Description of the notes—Optional redemption.”

Before , 2014, we may redeem up to 35% of the aggregate principal amount of the notes originally issued with the proceeds from certain equity offerings. In addition, we may redeem some or all of the notes prior to , 2014 at a price equal to 100% of the principal amount plus the applicable premium set for under the heading “Description of the notes—Optional redemption.”

Change of control	If a change of control of Swift occurs, we must offer to repurchase the notes at a purchase price of 101% of their face amount, plus accrued interest to the date we repurchase the notes.

Subsidiary guaranty	Initially, Swift Energy Operating, LLC, our principal domestic operating subsidiary, will guarantee the notes. In the future, if any of our other domestic subsidiaries incurs debt, issues preferred stock or guarantees any of our debt, that subsidiary may be required to guarantee the notes.

Ranking	The notes:

• are senior unsecured obligations;

• will rank equally in right of payment with all our existing and future senior indebtedness;

• will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, including indebtedness under our bank credit facility, and to all liabilities of our subsidiaries that are not subsidiary guarantors; and

• will rank senior to all of our existing and future subordinated indebtedness.

The guarantee of Swift Energy Operating, LLC will rank equally in right of payment with all of its existing and future senior indebtedness, including its indebtedness under our bank credit facility.

Covenants	We will issue the notes under an indenture containing covenants for your benefit. These covenants restrict our ability and the ability of our subsidiaries to:

• incur additional debt or issue preferred stock;

• create liens;

• pay dividends or make other restricted payments;

• make investments;

• transfer or sell assets;

• enter into transactions with affiliates;

• incur dividend or other payment restrictions affecting subsidiaries; or

• consolidate, merge or transfer all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications, which are described under the captions “Description of the notes—Certain covenants” and “—Merger, consolidation and sale of substantially all assets.”

The indenture allows termination of many of the covenants discussed above if in the future the notes are rated investment grade by both Moody’s and S&P and no default has occurred and is continuing under the indenture. See “Description of the notes—Covenant termination.”

Use of proceeds	We expect to receive net proceeds of approximately $195.6 million from this offering after deducting the underwriting discount and estimated offering expenses, but excluding any original issue discount or other discount at which the notes may be sold. We intend to use the net proceeds to redeem all of our $150.0 million 7 5/8% senior notes due 2011, to pay down borrowings under our revolving credit facility and to use the funds then made available under our revolving credit facility for general corporate purposes. General corporate purposes may include development and exploration expenditures, additions to working capital and the financing of acquisitions of oil and gas properties and related assets. The net proceeds may be invested temporarily until they are used for their stated purpose. Affiliates of certain of the underwriters are lenders under our revolving credit facility and therefore will receive proceeds from the offering to the extent that proceeds are used to repay borrowings under the revolving credit facility. Please read “Use of proceeds” in this prospectus supplement.

Original issue discount	The notes may be issued with original issue discount, or OID, for U.S. federal income tax purposes. If so, such OID will accrue from the date of issuance of the notes and will be included as interest income in a U.S. holder’s gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which such income is attributable, regardless of such holder’s method of tax accounting. See “Certain U.S. federal income and estate tax considerations—Consequences to U.S. Holders—Stated interest and OID on the notes.”

Risk factors	An investment in the notes involves risk. Please read “Risk factors” in this prospectus supplement, in our Annual Report on Form 10-K for the year ended December 31, 2008 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009. Realization of any of those risks or adverse results from the listed matters could have a material adverse effect on our business, financial condition, cash flows and results of operations.

Summary consolidated financial data

The summary historical consolidated financial data set forth below as of and for each of the three years ended December 31, 2006, 2007 and 2008 have been derived from our audited consolidated financial statements. The summary consolidated financial data as of and for each of the nine months ended September 30, 2008 and 2009 has been derived from our unaudited consolidated financial statements. The summary consolidated financial data are qualified in their entirety by and should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our annual report on Form 10-K for the year ended December 31, 2008, and our quarterly report on Form 10-Q for the quarter ended September 30, 2009, both of which are incorporated by reference into this prospectus supplement.

	Year ended December 31,			Nine months ended September 30,
(in thousands, except ratios)	2006	2007	2008	2008	2009

Operating data
Revenues:
Oil and gas sales	$537,513	$652,856	$793,859	$677,270	$257,153
Price-risk management and other, net	13,323	1,265	26,956	(1,862)	(1,610)

	550,836	654,121	820,815	675,408	255,543

Costs and expenses:
General and administrative, net	27,634	34,182	38,673	30,323	24,830
Depreciation, depletion, and amortization	139,245	188,393	222,288	161,991	125,310
Accretion of asset retirement obligation	884	1,437	1,958	1,432	2,151
Lease operating cost	49,948	70,893	104,874	79,975	57,139
Severance and other taxes	61,235	73,813	80,403	69,138	30,291
Interest expense, net	23,582	28,082	31,079	23,856	22,616
Debt retirement cost	–	12,765	–	–	–
Write-down of oil and gas properties	–	–	754,298	–	79,312

	302,528	409,565	1,233,573	366,715	341,649

Income (loss) before income taxes	248,308	244,556	(412,758)	308,693	(86,106)
Provision (benefit) for income taxes	97,234	91,968	(155,628)	113,342	(32,451)

Income (loss) from continuing operations	151,074	152,588	(257,130)	195,351	(53,655)

Income (loss) from discontinued operations, net of taxes	10,491	(131,301)	(3,360)	(3,148)	(215)

Net income (loss)	$161,565	$21,287	$(260,490)	$192,203	$(53,870)

Continuing operations
Fully diluted earnings per share	$5.00	$4.91	$(8.39)	$6.18	$(1.66)
Total diluted weighted average shares outstanding	29,847	30,422	30,661	30,936	32,310

	Year ended December 31,			Nine months ended September 30,
(in thousands, except ratios)	2006	2007	2008	2008	2009

Other financial data
EBITDA(1)	$412,019	$462,468	$596,865	$495,972	$143,283
Net cash provided by operating activities	424,921	467,902	588,066	505,140	145,810
Capital expenditures including acquisitions	448,226	650,594	674,797	519,758	164,504
Ratio of earnings to fixed charges(2)	8.21x	7.17x	(9.64)x	11.02x	(2.28)x
Ratio of EBITDA to cash interest(1)(3)	12.9x	12.3x	15.6x	17.8x	5.8x
Balance sheet data (at end of period)
Working capital (deficit)	$(61,688)	$(10,211)	$(75,413)	$(100,584)	$(21,509)
Total assets	1,585,682	1,969,051	1,517,288	2,200,810	1,396,445
Total debt	381,400	587,000	580,700	516,600	480,800
Stockholders’ equity	797,917	836,054	600,877	1,054,372	661,386

(1)	EBITDA represents income before interest expense (net), income tax, depreciation, depletion, amortization and accretion of asset retirement obligation. We have reported EBITDA because we believe EBITDA is a measure commonly reported and widely used by investors as an indicator of a company’s operating performance. We believe EBITDA assists such investors in comparing a company’s performance on a consistent basis without regard to depreciation, depletion and amortization, which can vary significantly depending upon accounting methods or nonoperating factors such as historical cost. EBITDA is not a calculation based on generally accepted accounting principles (“GAAP”) and should not be considered an alternative to net income in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions and other sources and uses of cash which are disclosed in our Consolidated Statements of Cash Flows. Investors should carefully consider the specific items included in our computation of EBITDA. While EBITDA has been disclosed herein to permit a more complete comparative analysis of our operating performance relative to other companies, investors should be cautioned that EBITDA as reported by us may not be comparable in all instances to EBITDA as reported by other companies. EBITDA amounts may not be fully available for management’s discretionary use, due to certain requirements to conserve funds for capital expenditures, debt service and other commitments.

EBITDA is not intended to represent net income as defined by GAAP and such information should not be considered as an alternative to net income, cash flow from operations or any other measure of performance prescribed by GAAP in the United States. The following table reconciles net income to EBITDA for the periods presented:

	Year ended December 31,			Nine months ended September 30,
(in thousands)	2006	2007	2008	2008	2009

Income (Loss) from continuing operations	$151,074	$152,588	$(257,130)	$195,351	$(53,655)
Depreciation, depletion and amortization	139,245	188,393	222,288	161,991	125,310
Accretion of asset retirement obligation	884	1,437	1,958	1,432	2,151
Write-down of oil and gas properties	–	–	754,298	–	79,312
Interest expense, net	23,582	28,082	31,079	23,856	22,616
Provision (benefit) for income taxes	97,234	91,968	(155,628)	113,342	(32,451)
EBITDA	412,019	462,468	596,865	495,972	143,283

(2)	For purposes of calculating the ratio of earnings to fixed charges, fixed charges include interest expense, capitalized interest, amortization of debt issuance costs and that portion of non-capitalized rental expense deemed to be the equivalent of interest. Earnings represent income before income taxes from continuing operations before fixed charges. Earnings were inadequate to cover fixed charges for the year ended December 31, 2008, and for the nine months ended September 30, 2009, by approximately $420.8 million and $90.7 million, respectively.

(3)	Cash interest is defined as the total amount of interest paid on our obligations, prior to any allowed capitalized amount.

Summary reserves and production data

The following tables summarize our estimated proved oil and natural gas reserves from continuing operations and additional production and operating data as of and for the periods presented. The information set forth in the tables regarding reserves is based on estimated proved reserves reports prepared by us. H.J. Gruy and Associates, Inc., Houston, Texas, independent petroleum engineers, has audited 97% of our 2008 estimated proved reserves and 100% of our estimated proved reserves for 2007 and 2006. The audit by H.J. Gruy and Associates, Inc. was conducted according to the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserve Information approved by the Board of Directors of the Society of Petroleum Engineers, Inc. Based on its investigations, it is the judgment of H.J. Gruy and Associates, Inc. that Swift used appropriate engineering, geologic and evaluation principles and methods that are consistent with practices generally accepted in the petroleum industry. Reserves estimates are based on extrapolation of established performance trends, material balance calculations, volumetric calculations, analogy with the performance of comparable wells, or a combination of these methods.

Year ended December 31,	2006	2007	2008

Estimated proved oil and natural gas reserves
Natural gas reserves (MMcf):
Proved developed	133,815	172,974	172,214
Proved undeveloped	135,846	170,824	120,166

Total	269,661	343,798	292,380

Oil reserves (MBbl):
Proved developed	33,346	35,548	33,411
Proved undeveloped	40,119	40,934	34,299

Total	73,465	76,482	67,710

Total estimated reserves (MBoe)	118,408	133,781	116,440

Discounted present value of estimated proved reserves (in millions)
PV-10 Value(1)(2)	$2,410	$3,751	$1,313

Standardized measure of discounted future net cash flows to proved oil and gas reserves	$1,632	$2,540	$1,033

Prices used in calculating end of year reserves(3):
Oil (per Bbl)	$60.07	$93.24	$44.09
Natural Gas (per Mcf)	5.84	6.65	4.96
NGL (per Bbl)	31.54	56.28	25.39
Other reserves data:
Three-year reserve replacement rate(4)	147%	192%	130%
Crude oil and NGLs as percent of total estimated proved reserves	62%	57%	58%
Proved developed reserves as a percent of total estimated proved reserves	47%	48%	53%

	Year ended December 31,			Nine months ended September 30,
	2006	2007	2008	2008	2009

Net sales volume:
Oil (per MBbl)	6,721	7,045	5,420	4,073	3,213
Natural gas (MMcf)	13,604	16,782	20,503	15,663	16,403
NGL (per MBbl)	460	774	1,211	900	894
Total production (MBoe)	9,449	10,617	10,049	7,583	6,841
Weighted average sales prices:
Oil (per Bbl)	$64.28	$71.92	$101.38	$115.50	$54.77
Natural gas (per Mcf)	6.44	6.42	8.54	9.43	3.40
NGL (per Bbl)	38.70	49.72	57.15	65.87	28.42
Selected data (per Boe):
Lease operating costs	$5.29	$6.68	$10.44	$10.55	$8.35
Severance and other taxes	6.48	6.95	8.00	9.12	4.43
Depreciation, depletion and amortization	14.74	17.75	22.12	21.36	18.32
General and administrative, net of reimbursement	2.92	3.22	3.85	4.00	3.63

(1)	The closest GAAP measure to PV-10, a non-GAAP measure, is the standardized measure of discounted future net cash flows. We believe PV-10 is a helpful measure in evaluating the value of our oil and gas reserves and many securities analysts and investors use PV-10. We use PV-10 in our ceiling test computations, and we also compare PV-10 against our debt balances. The following table is a reconciliation between PV-10 and the standardized measure of discounted future net cash flows:

Year ended December 31,
(in millions)	2006	2007	2008

PV-10 value	$2,410	$3,751	$1,313
Future income taxes (discounted at 10%)	(778)	(1,211)	(280)

Standardized measure of discounted future net cash flows relating to oil and gas reserves	1,632	2,540	1,033

(2)	PV-10 values above give effect to asset retirement obligations of $34 million, $38 million and $48 million as of the years ended December 31, 2006, 2007 and 2008.

(3)	Represents the total weighted average year-end prices for all our estimated proved reserves for the years ended December 31, 2006, 2007 and 2008.

(4)	Calculated for a three-year period ending with the year presented by dividing the increase in estimated proved reserves by the production quantities for such period.

Risk factors

An investment in the notes involves risks. You should carefully consider all of the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference and provided under “Incorporation of certain documents by reference” in the accompanying prospectus, including our 2008 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Please read “Forward-looking statements” in the accompanying prospectus. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors, including the risks described below, elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference.

If any one or more of the following risks actually were to occur, our business, financial condition, results of operations or cash flow could be affected materially and adversely.

Risks related to this offering and our indebtedness

As a holding company, our only source of cash is distributions from our subsidiaries.

We are a holding company with no operations of our own and we conduct all of our business through our subsidiaries. We are wholly dependent on the cash flow of our subsidiaries and dividends and distributions to us from our subsidiaries in order to service our current indebtedness, including the notes, and any of our future obligations. Our subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefore. The ability of our subsidiaries to pay such dividends and distributions will be subject to, among other things, statutory or contractual restrictions. We cannot assure you that our subsidiaries will generate cash flow sufficient to pay dividends or distributions to us in order to pay interest or other payments on the notes.

Holders of the notes will be effectively subordinated to all of our non-guarantor subsidiaries’ indebtedness.

Initially, Swift Energy Operating, LLC is required to guarantee the notes offered by this prospectus supplement. None of our other subsidiaries will be required to guarantee the notes. In addition, we may be able to designate one or more subsidiaries in the future as unrestricted subsidiaries, which would not be required to guarantee the notes. As a result, holders of the notes will be effectively subordinated to the indebtedness and other liabilities of these non-guarantor subsidiaries, including trade creditors. Therefore, in the event of the insolvency or liquidation of a non-guarantor subsidiary, following payment by that subsidiary of its liabilities, such subsidiary may not have sufficient remaining assets to make payments to us as a shareholder or otherwise. In the event of a default by any such subsidiary under any credit arrangement or other indebtedness, its creditors could accelerate such debt, prior to such subsidiary distributing amounts to us that we could have used to make payments on the notes.

The notes and the guarantee are not secured by our assets and are effectively subordinated to all of our secured indebtedness to the extent of the value of assets securing such indebtedness.

The notes and the guarantee will be the general unsecured obligations of Swift and Swift Energy Operating, LLC, respectively, and will be effectively subordinated in right of payment to all of the secured indebtedness of Swift and Swift Energy Operating, LLC, respectively, to the extent of the value of the assets securing such indebtedness. If we become insolvent or are liquidated, our assets that serve as collateral under our secured indebtedness would be made available to satisfy our obligations under any secured debt before any payments are made on the notes. Our obligations under our bank credit facility are secured by substantially all of our assets. As of October 31, 2009, after giving effect to this offering and the application of the net proceeds thereof, we would have had $23.1 million of indebtedness outstanding under our bank credit facility, excluding letters of credit, with the ability to borrow up to an additional $261.1 million under the facility. See “Description of the notes—Certain covenants—Limitation on indebtedness.”

If we experience a change of control, we may be unable to repurchase the notes as required under the indenture.

In the event of a change of control, you will have the right to require us, subject to various conditions, to repurchase the notes, and the holders of our outstanding 7 1/8% senior notes due 2017 would have a similar right. We may not have sufficient financial resources to pay the repurchase price for the notes, or may be prohibited from doing so under our bank credit facility or other debt agreements.

If a change of control occurs and we fail to repurchase the notes, our failure to do so would constitute a default under the indenture, which in turn is likely to be a default under our bank credit facility and our outstanding senior notes.

The term “change of control” is limited to certain specified transactions and may not include other events that might adversely affect our financial condition. Our obligation to repurchase the notes upon a change of control would not necessarily afford holders of notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction.

A guarantee could be voided if the guarantor fraudulently transferred the guarantee at the time it incurred the indebtedness, which could result in the noteholders being able to rely on only us to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under a guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor under a guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.

On the basis of historical financial information, recent operating history and other factors, we believe that the subsidiary guarantee of the notes is being incurred for proper purposes and in good faith and that the subsidiary guarantor, after giving effect to its guarantee of the notes, will not be insolvent, have unreasonably small capital for the business in which it is engaged or have incurred debts beyond its ability to pay those debts as they mature. We cannot be certain, however, that a court would agree with our conclusions in this regard.

You may find it difficult to sell your notes.

The notes will constitute a new issue of securities with no established public market. Although the underwriters have indicated that they intend to make a market in the notes, they are not obligated to do so and any of their market making activities may be terminated or limited at any time. In addition, although we have registered the offer and sale of the notes under the Securities Act of 1933, there can be no assurance as to the liquidity of markets that may develop for the notes and the ability of noteholders to sell their notes or the prices at which notes could be sold. The notes may trade at prices that are lower than their initial purchase price depending on many factors, including prevailing interest rates and the markets for similar securities. The liquidity of trading markets for the notes may also be adversely affected by general declines or disruptions in the markets for debt securities. Those market declines or disruptions could adversely affect the liquidity of and market for the notes independent of our financial performance or prospects. An active market for the notes may not develop or, if developed, may not continue. In the absence of an active trading market, you may not be able to transfer the notes within the time or at the price you desire.

Many of the covenants contained in the indenture governing the notes will terminate if the notes are rated investment grade by both Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc.

Many of the covenants in the indenture governing the notes will terminate if the notes are rated investment grade by both Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., provided at such time no default under the indenture governing the notes has occurred and is continuing. These covenants will restrict, among other things, our ability to pay dividends, to incur indebtedness and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain such ratings. However, termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See “Description of the notes—Certain covenants—Covenant termination.”

The notes may be issued with original issue discount, which you would be required to accrue into income before you receive cash attributable to the original issue discount on the notes. Additionally, in the event we enter into bankruptcy, you may not be allowed to make a claim for all or a portion of any unamortized amount of any original discount on the notes.

The notes may be issued with original issue discount (“OID”), for U.S. federal income tax purposes. If this is the case, an individual or entity subject to U.S. federal income tax will be required to accrue OID as ordinary income and pay tax accordingly, even before such individual or entity receives cash attributable to that income. For further discussion of the computation and reporting of OID, see “Certain U.S. federal income and estate tax considerations—Consequences to U.S. holders—Stated interest and OID on the notes.”

Additionally, in a bankruptcy proceeding, a bankruptcy court may not allow a claim by a noteholder for all or a portion of any unamortized amount of any OID on the notes.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges:

						Nine months ended
	Year ended December 31,					September 30,
	2004	2005	2006	2007	2008	2009

Ratio of earnings to fixed charges	3.31x	5.59x	8.21x	7.17x	(9.64)x	(2.28)x

For purposes of calculating the ratio of earnings to fixed charges, fixed charges include interest expense, capitalized interest, amortization of debt issuance costs and that portion of non-capitalized rental expense deemed to be the equivalent of interest. Earnings represent income before income taxes from continuing operations before fixed charges. Earnings were inadequate to cover fixed charges for the year ended December 31, 2008, and for the nine months ended September 30, 2009, by approximately $420.8 million and $90.7 million, respectively.

Use of proceeds

We expect to receive net proceeds of approximately $195.6 million from this offering after deducting the underwriting discount and estimated offering expenses, but excluding any original issue discount or other discount at which the notes may be sold. We intend to use the net proceeds to redeem all of our $150.0 million 7 5/8% senior notes due 2011, to pay down borrowings under our revolving credit facility and to use the funds then made available under our revolving credit facility for general corporate purposes. General corporate purposes may include development and exploration expenditures, additions to working capital and the financing of acquisitions of oil and gas properties and related assets. The net proceeds may be invested temporarily until they are used for their stated purpose. Affiliates of certain of the underwriters are lenders under our revolving credit facility and therefore will receive proceeds from the offering to the extent that proceeds are used to repay borrowings under the revolving credit facility.

We expect to redeem the 7 5/8% senior notes due 2011 within approximately 30 days of the date of this prospectus supplement. Their redemption price is 101.906% of the principal amount of the notes to be redeemed plus interest accrued to the redemption date.

At October 31, 2009, we had borrowings of $65.8 million under our revolving credit facility, which expires in October 2011. Effective May 1, 2009, the interest rate is either (a) the lead bank’s prime rate plus applicable margin or (b) the adjusted London Interbank Offered Rate (“LIBOR”) plus the applicable margin depending on the level of outstanding debt. The lead bank’s prime rate plus the applicable margin was 4.25% at October 31, 2009. The borrowings under our credit facility were used to fund or partially fund our acquisitions of oil and gas properties and for general corporate purposes.

Capitalization

The following table sets forth our actual capitalization as of September 30, 2009, and our capitalization as adjusted to reflect the consummation of this offering and the application of the net proceeds as described in “Use of proceeds.”

The following table is unaudited and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and the related notes thereto included in our annual report on Form 10-K for the year ended December 31, 2008, and our quarterly report on Form 10-Q for the quarter ended September 30, 2009.

(dollars in thousands)	At September 30, 2009
(unaudited)	Actual	As adjusted(1)

Cash and cash equivalents	$154	$154

Long-term debt:
Bank borrowings(2)	80,800	38,109
% Senior Notes Due 2020	–	200,000	(3)
7 1/8% Senior Notes Due 2017	250,000	250,000
7 5/8% Senior Notes Due 2011	150,000	–

Total long-term debt	$480,800	$488,109

Stockholders’ equity
Common stock	379	379
Additional paid-in capital	548,395	548,395
Treasury stock held, at cost	(9,183)	(9,183)
Retained earnings	121,818	119,240	(4)
Other comprehensive loss	(23)	(23)

Total stockholders’ equity	661,386	658,808

Total capitalization	$1,142,186	$1,146,917

(1)	Assumes the redemption of all of our 7 5/8% senior notes due 2011 at a redemption price of 101.906% of the principal amount of the notes to be redeemed, but does not include payment of accrued interest through the date of redemption. Reflects offering fees and expenses.

(2)	As of October 31, 2009, our outstanding bank borrowings were $65.8 million. Accordingly, after giving effect to this offering and the application of the net proceeds thereof, our bank borrowings would have been $23.1 million under our bank credit facility, excluding $0.8 million letters of credit, at such date.

(3)	Does not reflect any original issue discount or other discount at which the notes may be sold.

(4)	Reflects redemption of all of our 7 5/8% senior notes due 2011 at a premium and write off of unamortized debt discount.

Description of existing indebtedness

Bank borrowings

At September 30, 2009, we had borrowings of $80.8 million outstanding under our $500.0 million credit facility with a syndicate of ten banks that has a borrowing base of $300.0 million, and expires in October 2011. (As of October 31, 2009, our outstanding bank borrowings were $65.8 million.) In May 2009, in conjunction with the normal semi-annual review, our borrowing base and commitment amount were set at $300.0 million. This was a decrease from the previous borrowing base of $400.0 million and commitment amount of $350.0 million but still in line with our 2009 cash needs. Effective May 1, 2009, the interest rate is either (a) the lead bank’s prime rate plus applicable margin or (b) the adjusted London Interbank Offered Rate (“LIBOR”) plus the applicable margin depending on the level of outstanding debt. The applicable margins have increased to escalating rates of 100 to 250 basis points above the lead bank’s prime rate and escalating rates of 200 to 350 basis points for LIBOR rate loans. The commitment fee associated with the unfunded portion of the borrowing base is set at 50 basis points. At September 30, 2009, the lead bank’s prime rate was 3.25%.

Our credit facility permits the issuance of notes in a form approved by the administrative agent under the credit facility and the incurrence of other indebtedness (whether senior or subordinated), provided that any incurrence of debt will result in a borrowing base reduction of $0.30 for each $1.00 in principal amount of such debt not used to redeem, refinance or repay the existing senior notes due 2011. As a result of this offering, we expect the borrowing base to decrease by the amount of $15.0 million.

The terms of our credit facility include, among other restrictions, a limitation on the level of cash dividends (not to exceed $15.0 million in any fiscal year), a remaining aggregate limitation on purchases of our stock of $50.0 million, requirements as to maintenance of certain minimum financial ratios (principally pertaining to adjusted working capital ratios and EBITDAX), and limitations on incurring other debt, or absent permitted refinancing, repurchasing our 7 5/8% senior notes due 2011. Since inception, no cash dividends have been declared on our common stock. We are currently in compliance with the provisions of this agreement. The credit facility is secured by our domestic oil and natural gas properties. The borrowing base amount is re-determined at least every six months and was re-determined in November 2009 at the same $300.0 million level; the next scheduled borrowing base review is in May 2010. A portion of the notes offered hereby constitute Permitted Refinancing Debt under the terms of our credit facility.

Senior notes due 2011

These notes consist of $150.0 million of 7 5/8% senior notes, which were issued on June 23, 2004 at 100% of the principal amount and will mature on July 15, 2011. The notes are senior unsecured obligations that rank equally with all of our existing and future senior unsecured indebtedness, are effectively subordinated to all our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, including borrowing under our bank credit facility, and rank senior to all of our existing and future subordinated indebtedness. Interest on these notes is payable semi-annually on January 15 and July 15, and commenced on January 15, 2005.

Currently, we may redeem some or all of the notes, with certain restrictions, at a redemption price, plus accrued and unpaid interest, of 101.906% of principal, declining to 100% in 2010 and thereafter. Upon certain changes in control of Swift, each holder of notes will have the right to require us to repurchase all or any part of the notes at a purchase price in cash equal to 101% of the principal amount, plus accrued and unpaid interest to the date of purchase. The terms of these notes include, among other restrictions, a limitation on how much of our own common stock we may repurchase. We are currently in compliance with the provisions of the indenture governing these senior notes.

Senior notes due 2017

These notes consist of $250.0 million of 7 1/8% senior notes due 2017, which were issued on June 1, 2007 at 100% of the principal amount and will mature on June 1, 2017. The notes are senior unsecured obligations that rank equally with all of our existing and future senior unsecured indebtedness, including the notes offered hereby, are effectively subordinated to all our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, including borrowing under our bank credit facility, and will rank senior to any future subordinated indebtedness of Swift. Interest on these notes is payable semi-annually on June 1 and December 1, and commenced on December 1, 2007.

On or after June 1, 2012, we may redeem some or all of these notes, with certain restrictions, at a redemption price, plus accrued and unpaid interest, of 103.563% of principal, declining in twelve-month intervals to 100% in 2015 and thereafter. In addition, prior to June 1, 2010, we may redeem up to 35% of the principal amount of the notes with the net proceeds of qualified offerings of our equity at a redemption price of 107.125% of the principal amount of the notes, plus accrued and unpaid interest. In the event of certain changes in control of Swift, each holder of notes will have the right to require us to repurchase all or any part of the notes at a purchase price in cash equal to 101% of the principal amount, plus accrued and unpaid interest to the date of purchase. The terms of these notes include, among other restrictions, a limitation on how much of our own common stock we may repurchase. We are currently in compliance with the provisions of the indenture governing these senior notes.

Description of the notes

You can find the definitions of certain terms used in this description under the subheading “—Certain definitions,” beginning on page S-37. In this description, the words “Swift,” “we,” “us” and “our” refer to Swift Energy Company and not to any of its subsidiaries.

We will issue the notes under an indenture dated as of May 19, 2009, which is to be supplemented by a first supplemental indenture to be dated as of the Issue Date, referred to as supplemented as the “Indenture,” among Swift, as issuer, Swift Energy Operating, LLC, as Subsidiary Guarantor, and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Indenture is governed by the Trust Indenture Act of 1939 (the “Trust Indenture Act”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following description is a summary of the material provisions of the Notes and the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of these notes. Copies of the forms of indenture and the first supplemental indenture are incorporated by reference. The indenture is filed as an exhibit to our registration statement on Form S-3, filed with the Securities and Exchange Commission on May 19, 2009, and the first supplemental indenture will be filed as an exhibit to a Current Report on Form 8-K.

We are issuing $200.0 million of senior notes (the “Offered Notes”) now and can issue an unlimited amount of notes at later dates under the Indenture. Any notes that we issue in the future will be identical in all respects to the Offered Notes that we are issuing now, except that notes issued in the future will have different issuance prices and issuance dates. We can issue notes as part of the same series or as an additional series. The Offered Notes and any notes later issued under the Indenture are collectively referred to as the “Notes.” We will issue Notes only in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000.

Principal, maturity and interest

The Notes will mature on          , 2020.

Interest on the Notes will accrue at a rate of     % per annum and will be payable semi-annually in arrears on           and          , commencing on          , 2010, in the case of the Offered Notes. We will pay interest to those persons who were holders of record on           and           immediately preceding each interest payment date.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Subsidiary guaranties

Initially, there will be only one Subsidiary Guarantor, Swift Energy Operating, LLC, our principal domestic operating subsidiary and a co-obligor on our outstanding 7 5/8% senior notes due 2011 and our 7 1/8% senior notes due 2017. Under the circumstances described below under “—Certain covenants—Future subsidiary guarantors,” Swift’s payment obligations under the Notes may in the future be jointly and severally guaranteed by one or more other Subsidiary Guarantors. The

Subsidiary Guaranty of any Subsidiary Guarantor will be an unsecured senior obligation of such Subsidiary Guarantor.

Upon the sale or other disposition of all the Capital Stock of a Subsidiary Guarantor (other than to Swift or an Affiliate of Swift) permitted by the Indenture, such Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guaranty. For a more detailed description of these obligations, see “—Certain covenants—Limitation on asset sales.” In addition, any Subsidiary Guarantor that is designated an Unrestricted Subsidiary in accordance with the terms of the Indenture shall be released from and relieved of its obligations under its Subsidiary Guaranty upon execution and delivery of a supplemental indenture satisfactory to the Trustee. Any Subsidiary Guarantor may be released from its obligation under its Subsidiary Guaranty if such Subsidiary Guarantor no longer has any outstanding Indebtedness or Preferred Stock or it again qualifies as an Exempt Foreign Subsidiary.

Each of Swift and any Subsidiary Guarantor will agree to contribute to any other Subsidiary Guarantor that makes payments pursuant to its Subsidiary Guaranty an amount equal to Swift’s or such Subsidiary Guarantor’s proportionate share of such payment, based on the net worth of Swift or such Subsidiary Guarantor relative to the aggregate net worth of Swift and the Subsidiary Guarantors.

Optional redemption

Except as set forth below or in the last paragraph of “—Repurchase at the option of holders upon a change of control,” we will not be entitled to redeem the Notes at our option prior to their Stated Maturity.

On or after          , 2014, we may redeem all or any portion of the Notes upon not less than 30 nor more than 60 days’ prior notice, at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. The following prices are for Notes redeemed during the 12-month period commencing on           of the years set forth below, and are expressed as percentages of principal amount:

Year	Redemption price

2014	%
2015	%
2016	%
2017 and thereafter	100.000%

We may on any one or more occasions prior to          , 2014, redeem up to 35% of the aggregate principal amount of the Notes originally issued with the net proceeds of one or more Equity Offerings of Swift at a redemption price of     % of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, provided that at least 65% of the aggregate principal amount of the Notes originally issued remains outstanding after the occurrence of such redemption. Any such redemption shall occur not later than 90 days after the date of the closing of any such Equity Offering upon not less than 30 nor more than 60 days’ prior notice. The redemption shall be made in accordance with procedures set forth in the Indenture.

At any time prior to          , 2014, we will be entitled, at our option, to redeem all or any portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

If less than all the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis.

Sinking fund

There will be no mandatory sinking fund payments for the Notes.

Repurchase at the option of holders upon a change of control

Upon the occurrence of a Change of Control, each Holder of Notes shall have the right to require us to repurchase all or any part (equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below (“Change of Control Offer”) at a purchase price in cash (a “Change of Control Payment”) equal to 101% of the principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following any Change of Control, we shall:

(a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States; and

(b) send, by first-class mail, with a copy to the Trustee, to each Holder of Notes, at such Holder’s address appearing in the Security Register, a notice stating, among other things:

(1) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the Indenture and that all Notes, or portions thereof, properly tendered will be accepted for payment,

(2) the Change of Control Payment and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day (a “Change of Control Payment Date”) no earlier than 30 days nor later than 60 days from the date we mail such notice,

(3) that any Note, or portion thereof, accepted for payment, and duly paid on the Change of Control Payment Date, pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date,

(4) that any Notes, or portions thereof, not properly tendered will continue to accrue interest,

(5) a description of the transaction or transactions constituting the Change of Control,

(6) the procedures that the Holders of the Notes must follow in order to tender their Notes, or portions thereof, for payment and the procedures that Holders of Notes must follow in order to withdraw an election to tender Notes, or portions thereof, for payment, and

(7) all other instructions and materials necessary to enable Holders to tender Notes pursuant to the Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Change of Control Offer, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations described above by virtue of such compliance.

If a Change of Control were to occur, Swift and any Subsidiary Guarantors may not have sufficient financial resources, or may not be able to arrange financing, to pay the purchase price for all Notes tendered by the Holders thereof. In addition, as of the Issue Date, our existing credit facility does, and any future Bank Credit Facilities or other agreements relating to indebtedness to which Swift or any Subsidiary Guarantor becomes a party may, provide that certain events that would constitute a Change of Control are events of default thereunder or require such indebtedness to be repurchased upon a Change of Control. If a Change of Control occurs at a time when Swift and the Subsidiary Guarantors are unable to purchase the Notes (due to insufficient financial resources, contractual prohibition or otherwise), such failure to purchase tendered Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under our credit facility and may constitute a default under the terms of any other Bank Credit Facility or other Indebtedness of Swift or any Subsidiary Guarantors then outstanding. The provisions under the Indenture related to Swift’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified, at any time prior to the occurrence of such Change of Control, with the written consent of the Holders of a majority in principal amount of the Notes.

We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

A “Change of Control” means the occurrence of any of the following, if followed by a Rating Decline within 90 days thereof:

(a) any “person” or “group” (within the meaning of Section 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), of 40 percent or more of the total voting power of all classes of the Voting Stock of Swift;

(b) the sale, lease, transfer or other disposition, directly or indirectly, of all or substantially all the Property of Swift and the Restricted Subsidiaries taken as a whole (other than a disposition of such Property as an entirety or virtually as an entirety to any Wholly Owned Subsidiary) shall have occurred;

(c) the shareholders of Swift shall have approved any plan of liquidation or dissolution of Swift;

(d) Swift consolidates with or merges into another Person or any Person consolidates with or merges into us in any such event pursuant to a transaction in which the outstanding Voting Stock of Swift is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where the outstanding Voting Stock of Swift is reclassified into or exchanged for Voting Stock of the surviving Person and the holders of the Voting Stock of Swift immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving Person immediately after such transaction in substantially the same proportion as before the transaction; or

(e) during any period of two consecutive years, individuals who at the beginning of such period constituted Swift’s Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the shareholders of Swift was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously approved by such a vote) cease for any reason to constitute a majority of Swift’s Board of Directors then in office.

The Change of Control repurchase feature is a result of negotiations between Swift and the underwriters of the Offered Notes. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to certain covenants described below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect Swift’s capital structure or credit ratings.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer or other disposition of “all or substantially all” of the Property of Swift and its Restricted Subsidiaries taken as a whole. The Indenture is governed by New York law, and there is no established quantitative definition under New York law of “substantially all” the assets of a corporation. Accordingly, if Swift or any Restricted Subsidiary were to engage in a transaction in which it disposed of less than all the assets of Swift and its Restricted Subsidiaries taken as a whole, a question of interpretation could arise as to whether such disposition was of “substantially all” such assets and whether we are required to make a Change of Control Offer.

Except as described above with respect to a Change of Control, the Indenture does not contain any other provisions that permit the Holders of the Notes to require that we repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding Notes accept a Change of Control Offer and Swift purchases all of the Notes held by such Holders, Swift will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control

Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Notes that remain outstanding, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Certain covenants

Covenant termination

If at any time (a) the rating assigned to the notes by each of S&P and Moody’s is an Investment Grade Rating and (b) no Default has occurred and is continuing, we and our Restricted Subsidiaries will no longer be subject to the following covenants:

(a) “—Limitation on indebtedness”;

(b) “—Limitation on restricted payments”;

(c) “—Limitation on asset sales”;

(d) “—Limitation on transactions with affiliates”;

(e) “—Limitation on restrictions on distributions from restricted subsidiaries”;

(f) “—Future subsidiary guarantors”; and

(g) clause (d) of the covenant described under “—Merger, consolidation and sale of substantially all assets.”

After these covenants have terminated, we may not designate any of our Subsidiaries as Unrestricted Subsidiaries.

Limitation on indebtedness

The Indenture provides that we will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness unless, after giving pro forma effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds thereof, no Default or Event of Default would occur as a consequence of, or be continuing following, such Incurrence and application and either:

(i) after giving pro forma effect to such Incurrence and application, the Consolidated Interest Coverage Ratio would exceed 2.25 to 1.0; or

(ii) such Indebtedness is Permitted Indebtedness.

“Permitted Indebtedness” means any and all of the following:

(a) Indebtedness arising under the Indenture with respect to the Offered Notes and any Subsidiary Guaranties relating thereto;

(b) Indebtedness under Bank Credit Facilities, provided that the aggregate principal amount of all Indebtedness under Bank Credit Facilities, at any one time outstanding does not exceed the greater of:

(1) $300.0 million, and

(2) an amount equal to the sum of:

(A) $150.0 million, and

(B) 25% of Adjusted Consolidated Net Tangible Assets determined as of the date of Incurrence of such Indebtedness,

and, in the case of either (1) or (2), plus all interest and fees and other obligations thereunder and any Guarantee of such Indebtedness;

(c) Indebtedness of Swift owing to and held by any Wholly Owned Subsidiary and Indebtedness of a Restricted Subsidiary owing to and held by Swift or any Wholly Owned Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to Swift or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

(d) Indebtedness in respect of bid, performance, reimbursement or surety obligations issued by or for the account of Swift or any Restricted Subsidiary in the ordinary course of business, including Guarantees and letters of credit functioning as or supporting such bid, performance, reimbursement or surety obligations (in each case other than for an obligation for money borrowed);

(e) Indebtedness under Permitted Hedging Agreements;

(f) in-kind obligations relating to oil or gas balancing positions arising in the ordinary course of business;

(g) Indebtedness outstanding on the Issue Date not otherwise permitted in clauses (a) through (f) above;

(h) Non-recourse Purchase Money Indebtedness;

(i) Indebtedness not otherwise permitted to be Incurred pursuant to this paragraph (excluding any Indebtedness Incurred pursuant to clause (a) of “—Limitation on indebtedness”), provided that the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (i), together with all Indebtedness Incurred pursuant to clause (j) of this paragraph in respect of Indebtedness previously Incurred pursuant to this clause (i), at any one time outstanding does not exceed the greater of (1) $50.0 million and (2) 2.0% of Adjusted Consolidated Net Tangible Assets determined as of the date of Incurrence of such Indebtedness;

(j) Indebtedness Incurred in exchange for, or the proceeds of which are used to refinance:

(1) Indebtedness referred to in clauses (a), (g), (h), (i) and (l) of this paragraph (including Indebtedness previously Incurred pursuant to this clause (j), and

(2) Indebtedness Incurred pursuant to clause (i) of the first paragraph under “—Limitation on indebtedness,”

provided that, in the case of each of the foregoing clauses (1) and (2), such Indebtedness is Permitted Refinancing Indebtedness;

(k) Indebtedness consisting of obligations in respect of purchase price adjustments, indemnities or Guarantees of the same or similar matters in connection with the acquisition or disposition of Property; and

(l) Acquired Debt Incurred in connection with a transaction meeting either one of the financial tests set forth in clause (d) under the caption “—Merger, consolidation and sale of substantially all assets.”

For purposes of determining compliance with this “Limitation on indebtedness” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (a) through (l) above, or is entitled to be Incurred pursuant to clause (i) of the first paragraph of this covenant, Swift will be permitted to classify such item of Indebtedness on the date of its Incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant.

Limitation on liens

The Indenture provides that we will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, create, Incur, assume or suffer to exist any Lien on or with respect to any Property of Swift or such Restricted Subsidiary, whether owned on the Issue Date or acquired after the Issue Date, or any interest therein or any income or profits therefrom, unless the Notes or any Subsidiary Guaranty of such Restricted Subsidiary are secured equally and ratably with, or prior to, any and all other obligations secured by such Lien, except that Swift and its Restricted Subsidiaries may enter into, create, Incur, assume or suffer to exist Liens securing Permitted Liens.

Limitation on restricted payments

We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if, at the time of and after giving effect to the proposed Restricted Payment:

(a) any Default or Event of Default would have occurred and be continuing;

(b) we could not Incur at least $1.00 of additional Indebtedness pursuant to clause (i) of the first paragraph under “—Limitation on indebtedness”; or

(c) the aggregate amount expended or declared for all Restricted Payments from the Reference Date would exceed, without duplication, the sum of (the “Restricted Payments Basket”):

(1) 50% of the aggregate Consolidated Net Income of Swift accrued during the period (treated as one accounting period) commencing on the Reference Date and ending on the last day of the fiscal quarter immediately preceding the date of such proposed Restricted Payment (or, if such aggregate Consolidated Net Income shall be a loss, minus 100% of such loss),

(2) the aggregate net cash proceeds, or the Fair Market Value of Property other than cash (provided that, in the case of Property that is Capital Stock, such Capital Stock falls within the meaning of clause (b) of the definition of “Additional Assets”), received by us from the issuance or sale (other than to a Subsidiary of Swift or an employee stock ownership plan or trust established by us or any such Subsidiary for the benefit of their employees) by Swift of its Capital Stock (other than Disqualified Stock) after the Reference Date, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof,

(3) the aggregate net cash proceeds, or the Fair Market Value of Property other than cash, received by us as capital contributions to Swift (other than from a Subsidiary of Swift) on or after the Reference Date,

(4) the aggregate net cash proceeds received by us from the issuance or sale (other than to any Subsidiary of Swift or an employee stock ownership plan or trust established by us or any such Subsidiary for the benefit of their employees) on or after the Reference Date of convertible Indebtedness that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of Swift, together with the aggregate cash received by us at the time of such conversion or exchange or received by us from any conversion or exchange of convertible Indebtedness issued or sold (other than to any Subsidiary of Swift or an employee stock ownership plan or trust established by us or any such Subsidiary for the benefit of their employees) prior to the Reference Date, excluding:

(A) any such Indebtedness issued or sold to us or a Subsidiary of Swift or an employee stock ownership plan or trust established by us or any such Subsidiary for the benefit of their employees, and

(B) the aggregate amount of any cash or other Property distributed by us or any Restricted Subsidiary upon any such conversion or exchange,

(5) to the extent not otherwise included in Swift’s Consolidated Net Income, an amount equal to the net reduction in Investments made by Swift and its Restricted Subsidiaries subsequent to the Reference Date in any Person resulting from:

(A) payments of interest on debt, dividends, repayments of loans or advances or other transfers or distributions of Property, in each case to us or any Restricted Subsidiary from any Person other than Swift or a Restricted Subsidiary, and in an amount not to exceed the book value of such Investments previously made in such Person that were treated as Restricted Payments, or

(B) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, and in an amount not to exceed the lesser of:

(i) the book value of all Investments previously made in such Unrestricted Subsidiary that were treated as Restricted Payments, and

(ii) the Fair Market Value of Swift’s and its Restricted Subsidiaries’ interest in such Unrestricted Subsidiary, and

(6) $30.0 million.

We estimated that the amount of the Restricted Payments Basket was approximately $450.9 million as of September 30, 2009.

The limitations set forth in the preceding paragraph will not prevent us or any Restricted Subsidiary from making the following Restricted Payments so long as, at the time thereof, no Default or Event of Default shall have occurred and be continuing:

(a) the payment of any dividend on Capital Stock of Swift or any Restricted Subsidiary within 60 days after the declaration thereof, if at such declaration date such dividend could have been paid in compliance with the preceding paragraph;

(b) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of Swift or any of its Subsidiaries pursuant to the terms of agreements (including employment agreements) or plans (including by employee stock ownership plans but excluding other plans to purchase such Capital Stock in open market transactions, together with, in the case of employee stock ownership plans, loans to or Investments therein in an amount sufficient to fund such repurchase, redemption or other acquisition or retirement by such plan) approved by Swift’s Board of Directors, including any such repurchase, redemption, acquisition or retirement of shares of such Capital Stock that is deemed to occur upon the exercise of stock options or vesting of restricted stock grants or similar rights if such shares represent all or a portion of the exercise price or are netted out or surrendered in connection with satisfying Federal income tax obligations; provided, however, that the aggregate amount of such repurchase, redemptions, acquisitions and retirements (but disregarding any transaction that does not result in the payment of cash by Swift or any Restricted Subsidiary to or on behalf of another Person) shall not exceed the sum of:

(1) $7.5 million in any twelve-month period, and

(2) the aggregate net proceeds, if any, received by us during such twelve-month period from any issuance of such Capital Stock pursuant to such agreements or plans;

(c) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Swift or any Restricted Subsidiary, in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent issuance and sale (other than to a Subsidiary of Swift or an employee stock ownership plan or trust established by us or any of its Subsidiaries, for the benefit of their employees) of Capital Stock of Swift (other than Disqualified Stock);

(d) the purchase, redemption, legal defeasance, acquisition or retirement for value of any Subordinated Indebtedness in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Swift (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Swift or an employee stock ownership plan or trust established by us or any such Subsidiary for the benefit of their employees);

(e) the making of any principal payment on or the repurchase, redemption, legal defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for, or out of the aggregate net cash proceeds of a substantially concurrent Incurrence (other than a sale to a Subsidiary of Swift) of (i) any other Subordinated Indebtedness so long as such new Indebtedness is Permitted Refinancing Indebtedness or (ii) with respect only to Swift’s 9 3/8% Senior Subordinated Notes due 2012, Senior Indebtedness, so long as at the time of and after giving effect to such Incurrence, Swift could Incur at least $1.00 of additional Indebtedness pursuant to clause (i) of the first paragraph under “—Limitation on indebtedness”;

(f) loans, in an aggregate principal amount outstanding at any one time of not more than $2.0 million, made to officers, directors or employees of Swift or any Restricted Subsidiary approved by the Board of Directors (or by a duly authorized officer) and in compliance with the Sarbanes-Oxley Act of 2002, the net cash proceeds of which are used solely:

(1) to purchase common stock of Swift in connection with a restricted stock or employee stock purchase plan, or to exercise stock options received pursuant to an employee or director stock option plan or other incentive plan, in a principal amount not to exceed the purchase price of such common stock or the exercise price of such stock options, or

(2) to refinance loans, together with accrued interest thereon, made pursuant to item of this clause (f).

The actions described in clauses (a) and (b) of this paragraph shall be included in the calculation of the amount of Restricted Payments. The actions described in clauses (c), (d), (e) and (f) of this paragraph shall be excluded in the calculation of the amount of Restricted Payments, provided that the net cash proceeds from any issuance or sale of Capital Stock or Subordinated Indebtedness of Swift pursuant to such clause (c), (d) or (e) shall be excluded from any calculations pursuant to clause (2), (3) or (4) under the immediately preceding paragraph.

Limitation on asset sales

The Indenture provides that we will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale unless:

(a) Swift or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale; and

(b) all of the consideration paid to Swift or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash, Permitted Short-Term Investments, Liquid Securities, Exchanged Properties or the assumption by the purchaser of liabilities of Swift (other than liabilities of Swift that are by their terms subordinated to the Notes) or liabilities of any Subsidiary Guarantor that made such Asset Sale (other than liabilities of a Subsidiary Guarantor that are by their terms subordinated to such Subsidiary Guarantor’s Subsidiary Guaranty), in each case as a result of which Swift and its remaining Restricted Subsidiaries are no longer liable for such liabilities, such consideration being defined as “Permitted Consideration”; provided, however, that Swift and its Restricted Subsidiaries shall be permitted to receive Property other than Permitted Consideration, so long as the aggregate Fair Market Value of all such Property other than Permitted Consideration received from Asset Sales and held by Swift or any Restricted Subsidiary at any one time shall not exceed 10.0% of Adjusted Consolidated Net Tangible Assets.

The Net Available Cash from Asset Sales by us or a Restricted Subsidiary may be applied by us or such Restricted Subsidiary, to the extent we or such Restricted Subsidiary elects (or is required by the terms of any Senior Indebtedness of Swift or a Subsidiary Guarantor), to:

(a) prepay, repay or purchase Senior Indebtedness of Swift or a Subsidiary Guarantor (in each case excluding Indebtedness owed to us or an Affiliate of Swift);

(b) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by us or another Restricted Subsidiary);

(c) purchase Notes or purchase both Notes and one or more series or issues of other Senior Indebtedness on a pro rata basis (excluding Notes and Pari Passu Indebtedness owed to us or any of our Affiliates) in accordance with the next paragraph; or

(d) enter into a bona fide binding contract with a Person other than an Affiliate of Swift to apply the Net Available Cash pursuant to clause (b) above, provided that such binding contract shall be treated as a permitted application of the Net Available Cash from the date of such contract until the earlier of

(1) the date on which such reinvestment is consummated, and

(2) the 90th day following the expiration of the 365-day period referred to in the next following sentence.

Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of such Asset Sale shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, we will be required to make an offer (a “Prepayment Offer”) to purchase Notes having an aggregate principal amount equal to the aggregate amount of Excess Proceeds, at a purchase price equal to 100% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the Purchase Date (as defined) in accordance with the procedures (including proration in the event of oversubscription) set forth in the Indenture, but, if the terms of any other Senior Indebtedness require that a Senior Indebtedness Offer be made contemporaneously with the Prepayment Offer, then the Excess Proceeds shall be prorated between the Prepayment Offer and such Senior Indebtedness Offer in accordance with the aggregate outstanding principal amounts of the Notes and such other Senior Indebtedness, and the aggregate principal amount of Notes for which the Prepayment Offer is made shall be reduced accordingly. If the aggregate principal amount of Notes tendered by Holders thereof exceeds the amount of available Excess Proceeds, then such Excess Proceeds will be allocated pro rata according to the principal amount of the Notes tendered and the Trustee will select the Notes to be purchased in accordance with the Indenture. To the extent that any portion of the amount of Excess Proceeds remains after compliance with the second sentence of this paragraph, and provided that all Holders of Notes have been given the opportunity to tender their Notes for purchase as described in the following paragraph in accordance with the Indenture, Swift and its Restricted Subsidiaries may use such remaining amount for purposes permitted by the Indenture, and the amount of Excess Proceeds will be reset to zero.

Within 30 days after the 365th day following the date of an Asset Sale, Swift shall, if it is obligated to make an offer to purchase the Notes pursuant to the preceding paragraph, send a written Prepayment Offer notice, the “Prepayment Offer Notice,” by first-class mail, to the Holders of the Notes, accompanied by such information regarding Swift and its Subsidiaries as we believe will enable such Holders of the Notes to make an informed decision with respect to the Prepayment Offer. The Prepayment Offer Notice will state, among other things:

(a) that we are offering to purchase Notes pursuant to the provisions of the Indenture;

(b) that any Note (or any portion thereof) accepted for payment (and duly paid on the Purchase Date) pursuant to the Prepayment Offer shall cease to accrue interest on the Purchase Date;

(c) that any Notes (or portions thereof) not properly tendered will continue to accrue interest;

(d) the purchase price and purchase date, the “Purchase Date,” which shall be, subject to any contrary requirements of applicable law, no less than 30 days nor more than 60 days after the date the Prepayment Offer Notice is mailed;

(e) the aggregate principal amount of Notes to be purchased;

(f) a description of the procedure that Holders of Notes must follow in order to tender their Notes for payment; and

(g) all other instructions and materials necessary to enable Holders to tender Notes pursuant to the Prepayment Offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) under the Exchange Act and any other securities laws or regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Prepayment Offer, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

Limitation on transactions with affiliates

The Indenture provides that we will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into any transaction or series of transactions (including the sale, transfer, disposition, purchase, exchange or lease of Property, the making of any Investment, the giving of any Guarantee or the rendering of any service) with or for the benefit of any Affiliate of Swift (other than Swift or a Wholly Owned Subsidiary), unless:

(a) such transaction is set forth in writing;

(b) such transaction or series of transactions is on terms no less favorable to us or such Restricted Subsidiary than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of Swift or such Restricted Subsidiary; and

(c) with respect to a transaction or series of transactions involving aggregate payments by or to us or such Restricted Subsidiary having a Fair Market Value equal to or in excess of:

(1) $15.0 million but less than $25.0 million, the Board of Directors of Swift (including a majority of the disinterested members of such Board of Directors) approves such transaction or series of transactions and certifies that such transaction or series of transactions complies with clause (b) of this paragraph, as evidenced by a certified resolution delivered to the Trustee, or

(2) $25.0 million,

(A) we receive from an independent, nationally recognized investment banking firm or appraisal firm, in either case specializing or having a specialty in the type and subject matter of the transaction (or series of transactions) at issue, a written opinion that such transaction (or series of transactions) is fair, from a financial point of view, to us or such Restricted Subsidiary, and

(B) such Board of Directors (including a majority of the disinterested members of the Board of Directors of Swift) approves such transaction or series of transactions and certifies that such transaction or series of transactions complies with clause (b) of this paragraph, as evidenced by a certified resolution delivered to the Trustee.

The limitations of the preceding paragraph do not apply to:

(a) the payment of reasonable and customary regular fees to directors of Swift or any of its Restricted Subsidiaries who are not employees of Swift or any of its Restricted Subsidiaries;

(b) indemnities of officers and directors of Swift or any Subsidiary consistent with such Person’s charter, bylaws and applicable statutory provisions;

(c) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and employee stock purchase and ownership plans approved by the Board of Directors of Swift;

(d) loans made in compliance with the Sarbanes-Oxley Act of 2002:

(1) to officers, directors or employees of Swift or any Restricted Subsidiary approved by the Board of Directors of Swift, the net proceeds of which are used solely to purchase common stock of Swift in connection with a restricted stock or employee stock purchase plan, or to exercise stock options received pursuant to an employee or director stock option plan or other incentive plan, in a principal amount not to exceed the purchase price of such common stock or the exercise price of such stock options, or

(2) to refinance loans, together with accrued interest thereon, made pursuant to this clause (d);

(e) advances and loans in compliance with the Sarbanes-Oxley Act of 2002 to officers, directors and employees of Swift or any Subsidiary in the ordinary course of business (including, without limitation, non-cash loans for the purchase of joint interests in exploratory and developmental oil and gas prospects or other similar ventures offered by Swift); provided such loans and advances (excluding loans or advances made pursuant to the preceding clause (d)) do not exceed $2.0 million at any one time outstanding;

(f) any Restricted Payment permitted to be paid pursuant to the provisions of the Indenture described under “—Limitations on restricted payments”;

(g) any transaction or series of transactions between Swift and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries in the ordinary course of business, provided that no more than 10% of the total voting power of the Voting Stock of any such Restricted Subsidiary is owned by an Affiliate of Swift (other than a Restricted Subsidiary); and

(h) any transaction or series of transactions pursuant to any agreement or obligation of Swift or any of its Restricted Subsidiaries in effect on the Issue Date.

Limitation on restrictions on distributions from restricted subsidiaries

The Indenture provides that we will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the legal right of any Restricted Subsidiary to:

(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Indebtedness or other obligation owed, to us or any other Restricted Subsidiary;

(b) make loans or advances to Swift or any other Restricted Subsidiary; or

(c) transfer any of its Property to Swift or any other Restricted Subsidiary.

Such limitation will not apply:

(1) with respect to clauses (a), (b) and (c), to encumbrances and restrictions:

(A) in agreements and instruments (including any Bank Credit Facilities) as in effect on the Issue Date,

(B) relating to Indebtedness of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such encumbrance or restriction was not created in anticipation of or in connection with the transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary, or

(C) that result from the renewal, refinancing, extension or amendment of an agreement that is the subject of clause (c)(1)(A) or (B) above or clause (c)(2)(A) or (B) below, provided that such encumbrance or restriction is not materially less favorable to the Holders of Notes than those under or pursuant to the agreement so renewed, refinanced, extended or amended, as determined in good faith by the Board of Directors of Swift, and,

(2) with respect to clause (c) only, to:

(A) restrictions pursuant to Liens permitted to be in effect without also securing the Notes under the provisions of the Indenture described under “—Limitation on liens” that limit the right of the debtor to dispose of the Property subject to such Lien,

(B) any encumbrance or restriction applicable to Property at the time it is acquired by us or a Restricted Subsidiary, so long as such encumbrance or restriction relates solely to the Property so acquired and was not created in anticipation of or in connection with such acquisition,

(C) customary provisions restricting subletting or assignment of leases and customary provisions in other agreements that restrict assignment of such agreements or rights thereunder, and

(D) customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale.

Future subsidiary guarantors

We shall cause each Restricted Subsidiary (except an Exempt Foreign Subsidiary) that:

(a) incurs Indebtedness or issues Preferred Stock following the Issue Date; or

(b) has Indebtedness or Preferred Stock outstanding on the date on which such Restricted Subsidiary becomes a Restricted Subsidiary, to execute and deliver to the Trustee a supplemental indenture providing for a Subsidiary Guaranty at the time such Restricted Subsidiary Incurs such Indebtedness or becomes a Restricted Subsidiary; provided, however, that such Restricted Subsidiary shall not be required to deliver a supplemental indenture providing for a Subsidiary Guaranty if the aggregate amount of such Indebtedness or Preferred Stock, together with all other Indebtedness and Preferred Stock then outstanding among Restricted Subsidiaries (including Exempt Foreign Subsidiaries) that are not Subsidiary Guarantors, is less than $10.0 million.

Swift Energy New Zealand Limited is eligible for designation as an Exempt Foreign Subsidiary.

Restricted and unrestricted subsidiaries

Unless defined or designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of Swift or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary subject to the provisions of the next paragraph. We may designate a Subsidiary (including a newly formed or newly acquired Subsidiary) of Swift or any of its Restricted Subsidiaries as an Unrestricted Subsidiary if:

(a) such Subsidiary does not at such time own any Capital Stock or Indebtedness of, or own or hold any Lien on any Property of, Swift or any other Restricted Subsidiary;

(b) such Subsidiary does not at such time have any Indebtedness or other obligations that, if in default, would result (with the passage of time or notice or otherwise) in a default on any Indebtedness of Swift or any Restricted Subsidiary; and

(c) (1) such designation is effective immediately upon such Subsidiary becoming a Subsidiary of Swift or of a Restricted Subsidiary,

(2) the Subsidiary to be so designated has total assets of $1,000 or less, or

(3) if such Subsidiary has assets greater than $1,000, then such redesignation as an Unrestricted Subsidiary is deemed to constitute a Restricted Payment in an amount equal to the Fair Market Value of Swift’s direct and indirect ownership interest in such Subsidiary, and such Restricted Payment would be permitted to be made at the time of such designation under “—Limitation on restricted payments.”

Except as provided in the immediately preceding sentence, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. The designation of an Unrestricted Subsidiary or removal of such designation shall be made by the Board of Directors of Swift or a committee thereof pursuant to a certified resolution delivered to the Trustee and shall be effective as of the date specified in the applicable certified resolution, which shall not be prior to the date such certified resolution is delivered to the Trustee.

Merger, consolidation and sale of substantially all assets

We shall not consolidate with or merge with or into any Person, or sell, transfer, lease or otherwise dispose of, in one transaction or series of transactions, all or substantially all the Property of Swift and the Restricted Subsidiaries taken as a whole, unless:

(a) the resulting, surviving or transferee Person (a “Successor Company”) shall be a Person organized or existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not Swift) shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Swift under the Notes and the Indenture;

(b) in the case of a disposition of all or substantially all of the Property of Swift and the Restricted Subsidiaries taken as a whole, such Property shall have been so disposed of as an entirety or virtually as an entirety to one Person;

(c) immediately after giving effect to such transaction (and treating, for purposes of this clause (c) and clause (d) below, any Indebtedness that becomes or is anticipated to become an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(d) either:

(1) the Successor Company will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described above under the caption “—Certain covenants—Limitation on indebtedness”; or

(2) immediately after giving effect to such transaction on a pro forma basis and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, the Consolidated Interest Coverage Ratio of the Successor Company will be equal to or greater than the Consolidated Interest Coverage Ratio of Swift immediately before such transaction; and

(e) we shall have delivered to the Trustee an Officers’ Certificate, stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with the Indenture;

(f) provided, however, that clause (d) will not be applicable to (x) a Restricted Subsidiary consolidating with, merging into or selling, transferring, leasing or otherwise disposing of all or substantially all its Property to Swift or a Subsidiary Guarantor that is a Wholly Owned Subsidiary or (y) Swift merging with an Affiliate of Swift solely for the purpose and with the sole effect of reincorporating Swift in another jurisdiction.

The Successor Company shall be the successor to Swift and shall succeed to, and be substituted for, and may exercise every right and power of Swift under the Indenture, but the predecessor in the case of a lease shall not be released from the obligation to pay the principal of and interest on the Notes.

Reports

Notwithstanding that we may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we shall file with the Commission and provide the Trustee and, upon their request, Holders of Notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that we shall not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings. To the extent such reports are available to the public via the Commission’s EDGAR system, they will be deemed as being provided to the Trustee on the date they become available.

Certain definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Additional Assets” means:

(a) any Property (other than cash, Permitted Short-Term Investments or securities) used in the Oil and Gas Business or any business ancillary thereto;

(b) Investments in any other Person engaged in the Oil and Gas Business or any business ancillary thereto (including the acquisition from third parties of Capital Stock of such Person) as a result of which such other Person becomes a Restricted Subsidiary in compliance with the provisions of the Indenture described under “—Certain covenants—Restricted and unrestricted subsidiaries”;

(c) the acquisition from third parties of Capital Stock of a Restricted Subsidiary; or

(d) Permitted Business Investments.

“Adjusted Consolidate Net Tangible Assets” means (without duplication), as of the date of determination, the remainder of:

(a) the sum of:

(1) discounted future net revenues from proved oil and gas reserves of Swift and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state, federal or foreign income taxes, as estimated by Swift and confirmed by a nationally recognized firm of independent petroleum engineers in a reserve report prepared as of the end of our most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from:

(A) estimated proved oil and gas reserves acquired since such year end, which reserves were not reflected in such year end reserve report, and

(B) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since such year end due to exploration, development or exploitation activities, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year end reserve report),

and decreased by, as of the date of determination, the estimated discounted future net revenues from:

(C) estimated proved oil and gas reserves produced or disposed of since such year end, and

(D) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year end due to changes in geological conditions or other factors that would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year end reserve report), provided that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by our petroleum engineers, unless there is a Material Change as a result of such acquisitions, dispositions or revisions, in which event the discounted future net revenues utilized for purposes of this clause (a)(1) shall be confirmed in writing by a nationally recognized firm of independent petroleum engineers,

(2) the capitalized costs that are attributable to oil and gas properties of Swift and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on our books and records as of a date no earlier than the date of our latest annual or quarterly financial statements,

(3) our Net Working Capital on a date no earlier than the date of our latest annual or quarterly financial statements, and

(4) the greater of the net book value or the appraised value as estimated by independent appraisers of other tangible assets (including, without duplication, Investments in unconsolidated Restricted Subsidiaries) of Swift and its Restricted Subsidiaries, as of a date no earlier than the date of our latest audited financial statements. For these purposes, net book value shall be determined as of a date no earlier than the date of our latest annual or quarterly financial statements, and on a date no earlier than the date of our latest annual or quarterly financial statements;

(b) minus the sum of:

(1) minority interests,

(2) any net gas balancing liabilities of Swift and its Restricted Subsidiaries reflected in its latest audited financial statements,

(3) to the extent included in (a)(1) above, the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in our year end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of Swift and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto), and

(4) the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(1) above, would be necessary to fully satisfy the payment obligations of Swift and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

If we change our method of accounting from the full cost method to the successful efforts method or a similar method of accounting, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if we were still using the full cost method of accounting.

“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after            , 2014, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.

“Affiliate” of any specified Person means any other Person:

(a) that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person; or

(b) that beneficially owns or holds directly or indirectly 10% or more of any class of the Voting Stock of such specified Person or of any Subsidiary of such specified Person.

For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means, with respect to a Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such Note on            , 2014 (such redemption price being described in the second paragraph and accompanying table of the “—Optional redemption” section, exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such Note through            , 2014, computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Note on such redemption date.

“Asset Sale” means, with respect to any Person, any transfer, conveyance, sale, lease or other disposition (collectively, “dispositions,” and including dispositions pursuant to any consolidation or merger) by such Person or any of its Restricted Subsidiaries in any single transaction or series of transactions of:

(a) shares of Capital Stock or other ownership interests of another Person (including Capital Stock of Restricted Subsidiaries and Unrestricted Subsidiaries); or

(b) any other Property of such Person or any of its Restricted Subsidiaries;

provided, however, that the term “Asset Sale” shall not include:

(a) the disposition of Permitted Short-Term Investments, inventory, accounts receivable, surplus or obsolete equipment or other Property (excluding the disposition of oil and gas in place and other interests in real property unless made in connection with a Permitted Business Investment) in the ordinary course of business;

(b) the abandonment, assignment, lease, sublease or farm-out of oil and gas properties, or the forfeiture or other disposition of such properties pursuant to standard form operating agreements, in each case in the ordinary course of business in a manner that is customary in the Oil and Gas Business;

(c) the disposition of Property received in settlement of debts owing to us or any Restricted Subsidiary as a result of foreclosure, perfection or enforcement of any Lien or debt, which debts were owing to us or any Restricted Subsidiary in the ordinary course of business of Swift or such Restricted Subsidiary;

(d) any disposition that constitutes a Restricted Payment made in compliance with the provisions of the Indenture described under “—Certain covenants—Limitation on restricted payments”;

(e) when used with respect to us, any disposition of all or substantially all of the Property of Swift and its Restricted Subsidiaries taken as a whole permitted pursuant to the provisions of the Indenture described under “—Merger, consolidation and sale of substantially all assets”;

(f) the disposition of any Property by us or a Restricted Subsidiary to Swift or a Wholly Owned Subsidiary;

(g) the disposition of any Property with a Fair Market Value of less than $5.0 million; or

(h) any Production Payments and Reserve Sales, provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to us or a Restricted Subsidiary, shall have been created, Incurred, issued, assumed or Guaranteed in connection with the financing of, and within 60 days after the acquisition of, the Property that is subject thereto.

“Average Life” means, with respect to any Indebtedness, at any date of determination, the quotient obtained by dividing:

(a) the sum of the products of:

(1) the number of years (and any portion thereof) from the date of determination to the date or dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Indebtedness, multiplied by

(2) the amount of each such principal payment,

(b) by the sum of all such principal payments.

“Bank Credit Facilities” means, with respect to any Person, one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory financing to such lenders or to special purpose entities formed to borrow from such lenders against such receivables or inventory) or trade or standby letters of credit, in each case together with any extensions, revisions, refinancings or replacements thereof by a lender or syndicate of lenders.

“Capital Lease Obligation” means any obligation that is required to be classified and accounted for as a capital lease obligation in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment date of rent or any other amount due in respect of such obligation.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to                 , 2014, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to                 , 2014.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.

“Consolidated Interest Coverage Ratio” means, as of the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Interest Coverage Ratio, the ratio of:

(a) the aggregate amount of EBITDA of Swift and its consolidated Restricted Subsidiaries for the four full fiscal quarters immediately prior to the Transaction Date for which financial statements are available; to

(b) the aggregate Consolidated Interest Expense of Swift and its Restricted Subsidiaries that is anticipated to accrue during a period consisting of the fiscal quarter in which the Transaction Date occurs and the three fiscal quarters immediately subsequent thereto (based upon the pro forma amount and maturity of, and interest payments in respect of, Indebtedness of Swift and its Restricted Subsidiaries expected by us to be outstanding on the Transaction Date), assuming for the purposes of this measurement the continuation of market interest rates prevailing on the Transaction Date and base interest rates in respect of floating interest rate obligations equal to the base interest rates on such obligations in effect as of the Transaction Date; provided, that if we or any of our Restricted Subsidiaries is a party to any Interest Rate Protection Agreement that would have the effect of changing the interest rate on any Indebtedness of Swift or any of its Restricted Subsidiaries for such four quarter period (or a portion thereof), the resulting rate shall be used for such four quarter period or portion thereof; provided further that any Consolidated Interest Expense with respect to Indebtedness Incurred or retired by Swift or any of its Restricted Subsidiaries during the fiscal quarter in which the Transaction Date occurs shall be calculated as if such Indebtedness was so Incurred or retired on the first day of the fiscal quarter in which the Transaction Date occurs.

In addition, if at any time since the beginning of the four full fiscal quarter period preceding the Transaction Date through and including the Transaction Date:

(a) Swift or any of its Restricted Subsidiaries shall have engaged in any Asset Sale, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the Property that is the subject of such Asset Sale for such period calculated on a pro forma basis as if such Asset Sale and any related retirement of Indebtedness had occurred on the first day of such period; or

(b) (1) Swift or any of its Restricted Subsidiaries shall have acquired or made any Investment in any material assets, or

(2) the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is such an Investment or acquisition,

EBITDA shall be calculated on a pro forma basis as if such Investments or asset acquisitions had occurred on the first day of such four fiscal quarter period.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication

(a) the sum of:

(1) the aggregate amount of cash and noncash interest expense (including capitalized interest) of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP in respect of Indebtedness, including:

(A) any amortization of debt discount,

(B) net costs associated with Interest Rate Protection Agreements (including any amortization of discounts),

(C) the interest portion of any deferred payment obligation,

(D) all accrued interest, and

(E) all commissions, discounts, commitment fees, origination fees and other fees and charges owed with respect to Bank Credit Facilities and other Indebtedness paid, accrued or scheduled to be paid or accrued during such period,

(2) Disqualified Stock Dividends of such Person (and of its Restricted Subsidiaries if paid to a Person other than such Person or its Restricted Subsidiaries) and Preferred Stock Dividends of

such Person’s Restricted Subsidiaries if paid to a Person other than such Person or its other Restricted Subsidiaries,

(3) the portion of any obligation of such Person or its Restricted Subsidiaries in respect of any Capital Lease Obligation allocable to interest expense in accordance with GAAP,

(4) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction that is Indebtedness allocable to interest expense (determined as if such obligation were treated as a Capital Lease Obligation), and

(5) to the extent any Indebtedness of any other Person (other than Restricted Subsidiaries) is Guaranteed by such Person or any of its Restricted Subsidiaries, the aggregate amount of interest paid, accrued or scheduled to be paid or accrued by such other Person during such period attributable to any such Indebtedness;

less

(b) to the extent included in (a) above, amortization or write-off of deferred financing costs (other than debt discounts) of such Person and its Restricted Subsidiaries during such period;

in the case of both (a) and (b) above, after elimination of intercompany accounts among such Person and its Restricted Subsidiaries and as determined in accordance with GAAP.

“Consolidated Net Income” of any Person means, for any period, the aggregate net income (or net loss, as the case may be) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom, without duplication:

(a) items classified as extraordinary gains or losses net of tax (less all fees and expenses relating thereto);

(b) any gain or loss net of taxes (less all fees and expenses relating thereto) realized on the sale or other disposition of Property, including the Capital Stock of any other Person (but in no event shall this clause apply to any gains or losses on the sale in the ordinary course of business of oil, gas or other hydrocarbons produced or manufactured);

(c) the net income of any Restricted Subsidiary of such specified Person to the extent the transfer to that Person of that income is restricted by contract or otherwise, except for any cash dividends or cash distributions actually paid by such Restricted Subsidiary to such Person during such period;

(d) the net income (or loss) of any other Person in which such specified Person or any of its Restricted Subsidiaries has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of such specified Person in accordance with GAAP or is an interest in a consolidated Unrestricted Subsidiary), except to the extent of the amount of cash dividends or other cash distributions actually paid to such Person or its consolidated Restricted Subsidiaries by such other Person during such period;

(e) any gain or loss, net of taxes, realized on the termination of any employee pension benefit plan;

(f) any adjustments of a deferred tax liability or asset pursuant to Statement of Financial Accounting Standards No. 109 that result from changes in enacted tax laws or rates;

(g) the cumulative effect of a change in accounting principles;

(h) any write-downs of non-current assets, provided that any ceiling limitation write-downs under SEC guidelines shall be treated as capitalized costs, as if such write-downs had not occurred; and

(i) any non-cash compensation expense realized upon issuance of stock under an employee stock purchase plan or for grants of performance shares, stock options or stock awards to officers, directors and employees of Swift or any of its Restricted Subsidiaries.

In addition, notwithstanding the preceding, there shall be excluded from Consolidated Net Income, for purposes of the covenant described above under “—Certain covenants—Limitation on restricted payments,” any nonrecurring charges relating to any premium or penalty paid or write off of deferred finance costs or original issue discount in connection with redeeming or otherwise retiring any Indebtedness prior to its Stated Maturity.

“Default” means any event, act or condition the occurrence of which is, or after notice or the passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(b) is or may become redeemable or repurchasable at the option of the holder thereof, in whole or in part; or

(c) is convertible or exchangeable at the option of the holder thereof for debt or any other Disqualified Stock;

on or prior to, in the case of clause (a) or (c), the first anniversary of the Stated Maturity of the Notes.

“Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of Swift held by Persons other than a Wholly Owned Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to Swift.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“EBITDA” means with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a) plus the sum of, to the extent reflected in the consolidated income statement of such Person and its Restricted Subsidiaries for such period from which Consolidated Net Income is determined and deducted in the determination of such Consolidated Net Income, without duplication:

(1) income tax expense (but excluding income tax expense relating to sales or other dispositions of Property, including the Capital Stock of any other Person, the gains from which are excluded in the determination of such Consolidated Net Income),

(2) Consolidated Interest Expense,

(3) depreciation and depletion expense,

(4) amortization expense,

(5) exploration expense (if applicable to us after the Issue Date), and

(6) any other noncash charges including unrealized foreign exchange losses (excluding, however, any such other noncash charge that requires an accrual of or reserve for cash charges for any future period);

(b) less the sum of, to the extent reflected in the consolidated income statement of such Person and its Restricted Subsidiaries for such period from which Consolidated Net Income is determined and added in the determination of such Consolidated Net Income, without duplication:

(1) income tax recovery (excluding, however, income tax recovery relating to sales or other dispositions of Property, including the Capital Stock of any other Person, the losses from which are excluded in the determination of such Consolidated Net Income), and

(2) unrealized foreign exchange gains.

“Equity Offering” means a bona fide underwritten sale to the public of common stock of Swift pursuant to a registration statement (other than a Form S-8 or any other form relating to securities issuable under any employee benefit plan of Swift) that is declared effective by the Commission following the Issue Date.

“Exchanged Properties” means Properties used or useful in the Oil and Gas Business received by us or a Restricted Subsidiary in trade or as a portion of the total consideration for other such Properties.

“Exchange Rate Contract” means, with respect to any Person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements, exchange rate insurance and other agreements or arrangements, or any combination thereof, entered into by such Person in the ordinary course of its business for the purpose of limiting or managing exchange rate risks to which such Person is subject.

“Exempt Foreign Subsidiary” means any Restricted Subsidiary that is a foreign corporation if more than 50% of the (i) total combined voting power of all Voting Stock of the Restricted Subsidiary or (ii) the total value of the Capital Stock of the Restricted Subsidiary is owned or is considered as owned by United States shareholders on any day during the taxable year of the foreign corporation and that, in any case, is so designated by Swift in an Officers’ Certificate delivered to the Trustee, and which Restricted Subsidiary is not a guarantor of, and has no Lien (other than a Lien with respect to less than two-thirds of the Capital Stock of an Exempt Foreign Subsidiary) to secure the Bank Credit Facilities or any other Indebtedness of Swift or any Restricted Subsidiary other than an Exempt Foreign Subsidiary. A United States shareholder, as used in this definition, means any Person who owns or is considered as owning 10% or more of the total combined voting power of all Voting Stock of the foreign corporation. For purposes of this definition, ownership of a Restricted Subsidiary, Voting Stock, or Capital Stock is determined in accordance with Section 958 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder. Swift may revoke the designation of any Exempt Foreign Subsidiary by notice to the Trustee.

“Fair Market Value” means, with respect to any Property to be transferred pursuant to any Asset Sale or Sale and Leaseback Transaction or any noncash consideration or Property transferred or received by any Person, the fair market value of such consideration or other Property as determined by:

(a) any officer of Swift if such fair market value is greater than $2.0 million but less than $10.0 million; and

(b) the Board of Directors of Swift as evidenced by a certified resolution delivered to the Trustee if such fair market value is equal to or in excess of $10.0 million.

“GAAP” means United States generally accepted accounting principles as in effect on the Issue Date, unless stated otherwise.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any indebtedness of any other Person (a “primary obligor”) in any manner, whether directly or indirectly, and including any Lien on the assets of such Person securing obligations to pay Indebtedness of the primary obligor, and any obligation of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or any security for the payment of such Indebtedness;

(b) to purchase Property, securities or services for the purpose of assuring the holder of such indebtedness of the payment of such indebtedness; or

(c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such indebtedness (and “Guaranteed”, “Guaranteeing” and “Guarantor” shall have meanings correlative to the foregoing);

provided, however, that a Guarantee by any Person shall not include:

(d) endorsements by such Person for collection or deposit, in either case, in the ordinary course of business; or

(e) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause of the definition of Permitted Investments.

“Holder” means the Person in whose name a Note is registered on the Securities Register.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or become liable (including by reason of a merger or consolidation) in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such indebtedness or obligation on the balance sheet of such Person (and “Incurrence,” “Incurred,”

“Incurrable” and “Incurring” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided further, however, that solely for purposes of determining compliance with “—Certain covenants—Limitation on indebtedness,” amortization of debt discount shall not be deemed to be the Incurrence of Indebtedness, provided that in the case of Indebtedness sold at a discount, the amount of such Indebtedness shall at all times be the aggregate principal amount at Stated Maturity. For purposes of this definition, Indebtedness of Swift or a Restricted Subsidiary held by a Wholly Owned Subsidiary shall be deemed to be Incurred by us or such Restricted Subsidiary in the event such Indebtedness is transferred to a Person other than Swift or a Wholly Owned Subsidiary.

“Indebtedness” means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent:

(a) any obligation of such Person for borrowed money;

(b) any obligation of such Person evidenced by bonds, debentures, notes, Guarantees or other similar instruments, including any such obligations incurred in connection with the acquisition of Property, assets or business;

(c) any reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person;

(d) any obligation of such Person issued or assumed as the deferred purchase price of Property or services (other than Trade Accounts Payable);

(e) any Capital Lease Obligation of such Person;

(f) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person at the time of determination;

(g) any Preferred Stock of any Restricted Subsidiary, provided that such Restricted Subsidiary is not a Subsidiary Guarantor;

(h) any payment obligation of such Person under Exchange Rate Contracts, Interest Rate Protection Agreements, Oil and Gas Hedging Contracts or under any similar agreements or instruments;

(i) any obligation to pay rent or other payment amounts of such Person with respect to any Sale and Leaseback Transaction to which such Person is a party;

(j) any obligation of the type referred to in clauses (a) through (i) of this paragraph of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable, directly or indirectly, as obligor, Guarantor or otherwise; and

(k) all obligations of the type referred to in clauses (a) through (i) of another Person secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured; provided, however, that Indebtedness shall not include Production Payments and Reserve Sales. For purposes of this definition, the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability at such date in respect of any contingent obligations described above.

“Interest Rate Protection Agreement” means, with respect to any Person, any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into by such Person in the ordinary course of its business for the purpose of limiting or managing interest rate risks to which such Person is subject.

“Investment” means, with respect to any Person:

(a) any amount paid by such Person, directly or indirectly, to any other Person for Capital Stock of, or as a capital contribution to, any other Person; or

(b) any direct or indirect loan or advance to any other Person (other than accounts receivable of such Person arising in the ordinary course of business);

provided, however, that Investments shall not include:

(1) in the case of clause (a) as used in the definition of “Restricted Payments” only, any such amount paid through the issuance of Capital Stock of Swift (other than Disqualified Stock); and

(2) in the case of clause (a) or (b), extensions of trade credit on commercially reasonable terms in accordance with normal trade practices and any increase in the equity ownership in any Person resulting from retained earnings of such Person.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Issue Date” means the date on which the Offered Notes first were issued under the Indenture.

“Lien” means, with respect to any Property, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or other), charge, easement, encumbrance, preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing). For purposes of the provisions of the Indenture described under “—Certain covenants—Limitation on liens,” a Capital Lease Obligation shall be deemed to be secured by a Lien on the Property being leased.

“Liquid Securities” means securities:

(a) of an issuer that is not an Affiliate of Swift;

(b) that are publicly traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; and

(c) as to which Swift is not subject to any restrictions on sale or transfer (including any volume restrictions under Rule 144 under the Securities Act or any other restrictions imposed by the Securities Act) or as to which a registration statement under the Securities Act covering the resale thereof is in effect for as long as the securities are held;

provided that securities meeting the requirements or clauses (a), (b) and (c) above shall be treated as Liquid Securities from the date of receipt thereof until and only until the earlier of:

(1) the date on which such securities are sold or exchanged for cash or Permitted Short-Term Investments, and

(2) 240 days following the date of receipt of such securities. If such securities are not sold or exchanged for cash or Permitted Short-Term Investments within 240 days of receipt thereof, for purposes of determining whether the transaction pursuant to which Swift or the Restricted Subsidiary received the securities was in compliance with the provisions of the Indenture described under “—Certain covenants—Limitation on asset sales,” such securities shall be deemed not to have been Liquid Securities at any time.

“Material Change” means an increase or decrease (except to the extent resulting from changes in prices) of more than 30% during a fiscal quarter in the estimated discounted future net revenues from proved oil and gas reserves of Swift and its Restricted Subsidiaries, calculated in accordance with clause (a)(1) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material Change:

(a) any acquisitions during the quarter of oil and gas reserves with respect to which our estimate of the discounted future net revenues from proved oil and gas reserves has been confirmed by independent petroleum engineers; and

(b) any dispositions of Properties during such quarter that were disposed of in compliance with the provisions of the Indenture described under “—Certain covenants—Limitation on asset sales.”

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Available Cash” from an Asset Sale means cash proceeds received therefrom, including:

(a) any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received; and

(b) the Fair Market Value of Liquid Securities and Permitted Short-Term Investments, and excluding:

(1) any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the Property that is the subject of such Asset Sale, and

(2) except to the extent converted within 240 days after such Asset Sale to cash, Liquid Securities or Permitted Short-Term Investments, consideration constituting Exchanged Properties or consideration other than as identified in the immediately preceding clauses (a) and (b), in each case net of:

(a) all legal, title and recording expenses, commissions and other fees and expenses Incurred, and all federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Sale;

(b) all payments made on any Indebtedness (but specifically excluding Indebtedness of Swift and its Restricted Subsidiaries assumed in connection with or in anticipation of such Asset Sale) that is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Sale or by applicable law, be repaid out of the proceeds from such Asset Sale, provided that such payments are made in a manner that results in the permanent reduction in the balance of such Indebtedness and, if applicable, a permanent reduction in any outstanding commitment for future incurrences of Indebtedness thereunder,

(c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

(d) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale and retained by us or any Restricted Subsidiary after such Asset Sale;

provided, however, that if any consideration for an Asset Sale (which would otherwise constitute Net Available Cash) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Available Cash only at such time as it is released to such Person or its Restricted Subsidiaries from escrow.

“Net Working Capital” means:

(a) all current assets of Swift and its Restricted Subsidiaries; less

(b) all current liabilities of Swift and its Restricted Subsidiaries, except current liabilities included in Indebtedness,

in each case as set forth in consolidated financial statements of Swift prepared in accordance with GAAP.

“Non-recourse Purchase Money Indebtedness” means Indebtedness (other than Capital Lease Obligations) of Swift or any Restricted Subsidiary Incurred in connection with the acquisition by us or such Restricted Subsidiary in the ordinary course of business of fixed assets used in the Oil and Gas Business (including office buildings and other real property used by us or such Restricted Subsidiary in conducting our operations) with respect to which:

(a) the holders of such Indebtedness agree that they will look solely to the fixed assets so acquired that secure such Indebtedness, and neither Swift nor any Restricted Subsidiary:

(1) is directly or indirectly liable for such Indebtedness, or

(2) provides credit support, including any undertaking, Guarantee, agreement or instrument that would constitute Indebtedness (other than the grant of a Lien on such acquired fixed assets); and

(b) no default or event of default with respect to such Indebtedness would cause, or permit (after notice or passage of time or otherwise), any holder of any other Indebtedness of Swift or a Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund payment or maturity.

“Oil and Gas Business” means the business of exploiting, exploring for, developing, acquiring, operating, producing, processing, gathering, marketing, storing, selling, hedging, treating, swapping, refining and transporting hydrocarbons and other related energy businesses.

“Oil and Gas Hedging Contract” means, with respect to any Person, any agreement or arrangement, or any combination thereof, relating to oil and gas or other hydrocarbon prices, transportation or basis costs or differentials or other similar financial factors, that is customary in the Oil and Gas Business and is entered into by such Person in the ordinary course of its business for the purpose of limiting or managing risks associated with fluctuations in such prices, costs, differentials or similar factors.

“Oil and Gas Liens” means:

(a) Liens on any specific Property or any interest therein, construction thereon or improvement thereto to secure all or any part of the costs incurred for surveying, exploration, drilling, extraction, development, operation, production, construction, alteration, repair or improvement of, in, under or on such Property and the plugging and abandonment of wells located thereon (it being understood that, in the case of oil and gas producing properties, or any interest therein, costs incurred for “development” shall include costs incurred for all facilities relating to such properties or to projects, ventures or other arrangements of which such properties form a part or which relate to such properties or interests);

(b) Liens on an oil or gas producing property to secure obligations incurred or guarantees of obligations incurred in connection with or necessarily incidental to commitments for the purchase or sale of, or the transportation or distribution of, the products derived from such Property;

(c) Liens arising under partnership agreements, oil and gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs for geologists, geophysicists and other providers of technical services to us or a Restricted Subsidiary, master limited partnership agreements, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of oil, gas or other hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements that are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

(d) Liens arising in connection with Production Payments and Reserve Sales; and

(e) Liens on pipelines or pipeline facilities that arise by operation of law.

“Permitted Business Investments” means Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively engaging therein through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including:

(a) ownership interests in oil and gas properties or gathering, transportation, processing, storage or related systems; and

(b) Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited) and other similar agreements (including for limited liability companies) with third parties, excluding, however, Investments in corporations other than Restricted Subsidiaries.

“Permitted Hedging Agreements” means:

(a) Exchange Rate Contracts and Oil and Gas Hedging Contracts; and

(b) Interest Rate Protection Agreements but only to the extent that the stated aggregate notional amount thereunder does not exceed 100% of the aggregate principal amount of the Indebtedness of Swift or a Restricted Subsidiary covered by such Interest Rate Protection Agreements at the time such agreements were entered into.

“Permitted Investments” means any and all of the following:

(a) Permitted Short-Term Investments;

(b) Investments in property, plant and equipment used in the ordinary course of business and Permitted Business Investments;

(c) Investments by any Restricted Subsidiary in Swift;

(d) Investments by us or any Restricted Subsidiary in any Restricted Subsidiary;

(e) Investments by us or any Restricted Subsidiary:

(1) in any Person that will, upon the making of such Investment, become a Restricted Subsidiary, or

(2) if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, us or a Restricted Subsidiary;

(f) Investments in the form of securities received from Asset Sales, provided that such Asset Sales are made in compliance within the provisions of the Indenture described under “—Certain covenants—Limitation on asset sales”;

(g) Investments in negotiable instruments held for collection; lease, utility and other similar deposits; and stock, obligations or other securities received in settlement of debts (including under any bankruptcy or other similar proceeding) owing to us or any of our Restricted Subsidiaries as a result of foreclosure, perfection or enforcement of any Liens or

Indebtedness, in each of the foregoing cases in the ordinary course of business of Swift or such Restricted Subsidiary;

(h) relocation allowances for, and advances and loans in compliance with the Sarbanes-Oxley Act of 2002 to, officers, directors and employees of Swift or any of its Restricted Subsidiaries made in the ordinary course of business, provided such items do not exceed in the aggregate $2.0 million at any one time outstanding;

(i) Investments intended to promote our strategic objectives in the Oil and Gas Business in an amount not to exceed 6.0% of Adjusted Consolidated Net Tangible Assets (determined as of the date of the making of any such Investment) at any one time outstanding, which Investments shall be deemed to be no longer outstanding only to the extent of dividends, repayments of loans or advances or other transfers of Property or returns of capital received by us or any Restricted Subsidiary from such Persons, provided that, for purposes of the covenant described under “—Certain covenants—Limitation on restricted payments” the receiving of such amounts by us or our Restricted Subsidiaries does not increase the amount of Restricted Payments that Swift and our Restricted Subsidiaries may make pursuant to clause (c)(5)(A) of such covenant;

(j) Investments made pursuant to Permitted Hedging Agreements of Swift and its Restricted Subsidiaries; and

(k) Investments pursuant to any agreement or obligation of Swift or any of its Restricted Subsidiaries as in effect on the Issue Date (other than Investments described in clauses (a) through (j) above), provided that Investments made pursuant to this clause shall be included in the calculation of Restricted Payments.

“Permitted Liens” means any and all of the following:

(a) any Lien existing on any Property of the Company and any Subsidiary Guarantor securing Indebtedness or other obligations under Bank Credit Facilities that were permitted by clause (b) of the definition of Permitted Indebtedness to be Incurred;

(b) Liens existing as of the Issue Date;

(c) Liens securing the Notes, any Subsidiary Guaranties and other obligations arising under the Indenture;

(d) any Lien existing on any Property of a Person at the time such Person is merged or consolidated with or into Swift or a Restricted Subsidiary or becomes a Restricted Subsidiary (and not incurred in anticipation of or in connection with such transaction), provided that such Liens are not extended to other Property of Swift or the Restricted Subsidiaries;

(e) any Lien existing on any Property at the time of the acquisition thereof (and not incurred in anticipation of or in connection with such transaction), provided that such Lien is not extended to other Property of Swift or the Restricted Subsidiaries;

(f) any Lien incurred in the ordinary course of business incidental to the conduct of the business of Swift or the Restricted Subsidiaries or the ownership of their Property, including:

(1) easements, rights of way and similar encumbrances,

(2) rights or title of lessors under leases (other than Capital Lease Obligations),

(3) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of Swift or the Restricted Subsidiaries on deposit with or in the possession of such banks,

(4) Liens imposed by law, including Liens under workers’ compensation or similar legislation and mechanics’, carriers’, warehousemen’s, materialmen’s, suppliers’ and vendors’ Liens,

(5) Liens incurred to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of alike nature and incurred in a manner consistent with industry practice, and

(6) Oil and Gas Liens,

in each case that are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property (other than Trade Accounts Payable);

(g) Liens for taxes, assessments and governmental charges not yet due or the validity of which is being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been established to the extent required by GAAP as in effect at such time;

(h) Liens incurred to secure appeal bonds and judgment and attachment Liens, in each case in connection with litigation or legal proceedings that are being contested in good faith by appropriate proceedings so long as reserves have been established to the extent required by GAAP as in effect at such time and so long as such Liens do not encumber assets by an aggregate amount (together with the amount of any unstayed judgments against us or any Restricted Subsidiary but excluding any such Liens to the extent securing insured or indemnified judgments or orders) in excess of $20.0 million;

(i) Liens securing Permitted Hedging Agreements of Swift and its Restricted Subsidiaries;

(j) Liens securing Capital Lease Obligations, provided that such Capital Lease Obligations are permitted under “—Certain covenants—Limitation on indebtedness” and the Liens attach only to the Property acquired with the proceeds of such Capital Lease Obligations;

(k) Liens securing Non-recourse Purchase Money Indebtedness granted in connection with the acquisition by us or any Restricted Subsidiary in the ordinary course of business of fixed assets used in the Oil and Gas Business (including office buildings and other real property used by us or such Subsidiary Guarantor in conducting its operations), provided that:

(1) such Liens attach only to the fixed assets acquired with the proceeds of such Non-recourse Purchase Money Indebtedness, and

(2) such Non-recourse Purchase Money Indebtedness is not in excess of the purchase price of such fixed assets;

(l) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of decreasing or legally defeasing Indebtedness of Swift or any of its Subsidiaries so long as such deposit of funds is permitted by the provisions of the Indenture described under “—Limitation on restricted payments”;

(m) Liens resulting from a pledge of Capital Stock of a Person that is not a Restricted Subsidiary to secure obligations of such Person and any refinancings thereof;

(n) Liens to secure any permitted extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancings, refundings or exchanges), in whole or in part, of or for any Indebtedness secured by Liens referred to in clauses (a), (b), (c), (d), (i) and (j) above; provided, however, that:

(1) such new Lien shall be limited to all or part of the same Property (including future improvements thereon and accessions thereto) subject to the original Lien, and

(2) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

(A) the outstanding principal amount or, if greater, the committed amount of the Indebtedness secured by such original Lien immediately prior to such extension, renewal, refinancing, refunding or exchange, and

(B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(o) Liens in favor of us or a Restricted Subsidiary; and

(p) Liens not otherwise permitted by clauses (a) through (o) above incurred in the ordinary course of business of Swift and its Restricted Subsidiaries and encumbering Property having an aggregate Fair Market Value not in excess of the greater of (1) $10.0 million and (2) 0.5% of Adjusted Consolidated Net Tangible Assets as of the date of Incurrence of any such Lien.

Notwithstanding anything in this paragraph to the contrary, the term “Permitted Liens” does not include Liens resulting from the creation, incurrence, issuance, assumption or Guarantee of any Production Payments and Reserve Sales other than:

(a) any such Liens existing as of the Issue Date;

(b) Production Payments and Reserve Sales in connection with the acquisition of any Property after the Issue Date, provided that any such Lien created in connection therewith is created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 60 days after the acquisition of, such Property;

(c) Production Payments and Reserve Sales, other than those described in clauses (a) and (b) of this sentence, to the extent such Production Payments and Reserve Sales constitute Asset Sales made pursuant to and in compliance with the provisions of the Indenture described under “—Limitation on asset sales”; and

(d) incentive compensation programs for geologists, geophysicists and other providers of technical services to us or a Restricted Subsidiary;

provided, however, that, in the case of the immediately foregoing clauses (a), (b), (c) and (d), any Lien created in connection with any such Production Payments and Reserve Sales shall be limited to the Property that is the subject of such Production Payments and Reserve Sales.

“Permitted Refinancing Indebtedness” means Indebtedness (“new Indebtedness”), Incurred in exchange for, or proceeds of which are used to refinance, other Indebtedness (“old Indebtedness”); provided, however, that:

(a) such new Indebtedness is in an aggregate principal amount not in excess of the sum of:

(1) the aggregate principal amount then outstanding of the old Indebtedness (or, if such old Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination), and

(2) an amount necessary to pay any fees and expenses, including premiums, related to such exchange or refinancing;

(b) such new Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the old Indebtedness;

(c) such new Indebtedness has an Average Life at the time such new Indebtedness is Incurred that is equal to or greater than the Average Life of the old Indebtedness at such time;

(d) such new Indebtedness is subordinated in right of payment to the Notes (or, if applicable, the Subsidiary Guaranties) to at least the same extent, if any, as the old Indebtedness; and

(e) if such old Indebtedness is Non-recourse Purchase Money Indebtedness or Indebtedness that refinanced Non-recourse Purchase Money Indebtedness, such new Indebtedness satisfies clauses (a) and (b) of the definition of “Non-recourse Purchase Money Indebtedness.”

“Permitted Short-Term Investments” means:

(a) Investments in U.S. Government Obligations maturing within one year of the date of acquisition thereof;

(b) Investments in demand accounts, time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America or any State thereof or the District of Columbia that is a member of the Federal Reserve System having capital, surplus and undivided profits aggregating in excess of $500.0 million and whose long-term Indebtedness is rated “A” (or higher) according to Moody’s;

(c) Investments in deposits available for withdrawal on demand with any commercial bank that is organized under the laws of any country in which we or any Restricted Subsidiary maintains an office or is engaged in the Oil and Gas Business, provided that:

(1) all such deposits have been made in such accounts in the ordinary course of business, and

(2) such deposits do not at any one time exceed $15.0 million in the aggregate;

(d) repurchase and reverse repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause entered into with a bank meeting the qualifications described in clause (b);

(e) Investments in commercial paper or notes, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of Swift) organized and in existence under the laws of the United States of America or any State thereof or the District of Columbia with a short-term rating at the time as of which any Investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P or a long-term rating at the time as of which any Investment is made of “A3” (or higher) according to Moody’s or “A−” (or higher) according to S&P;

(f) Investments in any money market mutual fund having assets in excess of $250.0 million all of which consist of other obligations of the types described in clauses (a), (b), (d) and (e) hereof; and

(g) Investments in asset-backed securities maturing within one year of the date of acquisition thereof with a long-term rating at the time as of which any Investment therein is made of “A3” (or higher) according to Moody’s or “A−” (or higher) according to S&P.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, unlimited liability company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

“Preferred Stock Dividends” means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than Swift or a Wholly Owned Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

“Production Payments and Reserve Sales” means the grant or transfer by us or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to us or a Restricted Subsidiary.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal, or mixed, or tangible or intangible, including Capital Stock and other securities issued by any other Person (but excluding Capital Stock or other securities issued by such first mentioned Person).

“Quotation Agent” means the Reference Treasury Dealer selected by the Trustee after consultation with Swift.

“Rating Category” means:

(1) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and

(2) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

“Rating Decline” means a decrease in the rating of the Notes by either Moody’s or S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories). In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories, namely + or - for S&P, and 1, 2, and 3 for Moody’s, will be taken into account; for example, in the case of S&P, a rating decline either from BB+ to BB or BB- to B+ will constitute a decrease of one gradation.

“Reference Date” means April 1, 2004.

“Reference Treasury Dealer” means J.P. Morgan Securities Inc. and its successors and assigns and one other nationally recognized investment banking firm selected by Swift that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City Time, on the third Business Day immediately preceding such redemption date.

“Restricted Payment” means:

(a) a dividend or other distribution declared or paid on the Capital Stock of Swift or to our shareholders (other than dividends, distributions or payments made solely in Capital Stock (other than Disqualified Stock of Swift) of Swift or in options, warrants or other rights to purchase or acquire Capital Stock (other than Disqualified Stock)), or declared and paid to any Person other than Swift or any of its Restricted Subsidiaries (and, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by us or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) on the Capital Stock of any Restricted Subsidiary;

(b) a payment made by us or any of our Restricted Subsidiaries (other than to us or any Restricted Subsidiary) to purchase, redeem, acquire or retire any Capital Stock, or any options, warrants or other rights to acquire Capital Stock, of Swift or of a Restricted Subsidiary;

(c) a payment made by us or any of our Restricted Subsidiaries to redeem, repurchase, legally defease or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or scheduled mandatory redemption, any Subordinated Indebtedness of Swift or a Guarantor, provided that this clause shall not include any such payment with respect to:

(1) any such Subordinated Indebtedness to the extent of Excess Proceeds remaining after compliance with the provisions of the Indenture described under “—Certain covenants—

Limitation on asset sales” and to the extent required by the Indenture or other agreement or instrument pursuant to which such Subordinated Indebtedness was issued, or

(2) the purchase, repurchase or other acquisition of any such subordinated Indebtedness purchased in anticipation of satisfying a scheduled maturity, scheduled sinking fund or scheduled mandatory redemption, in each case due within one year of the date of acquisition; or

(d) an Investment (other than a Permitted Investment) by us or a Restricted Subsidiary in any Person.

“Restricted Subsidiary” means any Subsidiary of Swift that has not been designated an Unrestricted Subsidiary pursuant to the provision of the Indenture described under “—Certain covenants—Restricted and unrestricted subsidiaries.”

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transaction” means, with respect to any Person, any direct or indirect arrangement (excluding, however, any such arrangement between such Person and a Wholly Owned Subsidiary of such Person or between one or more Wholly Owned Subsidiaries of such Person) pursuant to which Property is sold or transferred by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

“SEC” or “Commission” means the Securities and Exchange Commission.

“Senior Indebtedness” when used with respect to us means our obligations with respect to Indebtedness of Swift, whether outstanding on the Issue Date or thereafter Incurred, and any renewal, refunding, refinancing, replacement or extension thereof, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinate in right of payment to the Notes; provided, however, that Senior Indebtedness of Swift shall not include:

(a) Indebtedness of Swift to a Subsidiary of Swift;

(b) Indebtedness Incurred in violation of the Indenture;

(c) amounts payable or any other Indebtedness to employees of Swift or any Subsidiary of Swift;

(d) any Indebtedness of Swift that, when Incurred and without regard to any election under Section 1111(b) of the United States Bankruptcy Code, was without recourse to us;

(e) Subordinated Indebtedness of Swift;

(f) obligations with respect to any Capital Stock of Swift; and

(g) in-kind obligations relating to net oil and gas balancing positions.

“Senior Indebtedness” of any Subsidiary Guarantor has a correlative meaning.

“Senior Indebtedness Offer” means an offer by us or a Subsidiary Guarantor to purchase all or a portion of Senior Indebtedness to the extent required by the indenture or other agreement or instrument pursuant to which such Senior Indebtedness was issued.

“Significant Subsidiary” means, at any date of determination, any Restricted Subsidiary that would be a “Significant Subsidiary” of Swift within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

“Stated Maturity” when used with respect to any security or any installment of principal thereof or interest thereon, means the date specified in such security as the fixed date on which the principal of such security or such installment of principal or interest is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Indebtedness” means Indebtedness of Swift (or a Subsidiary Guarantor) that is subordinated or junior in right of payment to the Notes (or a Subsidiary Guaranty, as appropriate) pursuant to a written agreement to that effect.

“Subsidiary” of a Person means:

(a) another Person that is a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned or controlled by:

(1) the first Person,

(2) the first Person and one or more of its Subsidiaries, or

(3) one or more of the first Person’s Subsidiaries; or

(b) another Person that is not a corporation (x) at least 50% of the Capital Stock of which, and (y) the power to elect or direct the election of a majority of the directors or other governing body of which are controlled by Persons referred to in clause (1), (2) or (3) above.

“Subsidiary Guarantors” means, unless released from their Subsidiary Guaranties as permitted by the Indenture, (i) Swift Energy Operating, LLC, (ii) any Restricted Subsidiary that becomes a guarantor of the Notes in compliance with the provisions of the Indenture and executes a supplemental indenture agreeing to be bound by the terms of the Indenture, and (iii) their respective successors.

“Subsidiary Guaranty” means an unconditional senior guaranty of the Notes given by any Restricted Subsidiary pursuant to the terms of the Indenture.

“Trade Accounts Payable” means accounts payable or other obligations of Swift or any Restricted Subsidiary to trade creditors created or assumed by us or such Restricted Subsidiary in the ordinary course of business in connection with the obtaining of goods or services.

“Unrestricted Subsidiary” means:

(a) each Subsidiary of Swift that we have designated pursuant to the provisions of the Indenture described under “—Certain covenants—Restricted and unrestricted subsidiaries” as an Unrestricted Subsidiary; and

(b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means securities that are:

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America that, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a) of the Securities Act), as custodian, with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment or principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of any Person means Capital Stock of such Person that ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

“Wholly Owned Subsidiary” means, at any time, a Restricted Subsidiary of Swift all the Voting Stock of which (other than directors’ qualifying shares) is at such time owned, directly or indirectly, by us and our other Wholly Owned Subsidiaries.

Defeasance and covenant defeasance

The Indenture provides that we will, at our election at any time, be discharged from our obligations with respect to the Notes (“Legal Defeasance”) except for certain obligations to:

(a) exchange or register the transfer of Notes;

(b) to replace stolen, lost or mutilated Notes;

(c) to maintain paying agencies; and

(d) to hold moneys for payment in trust.

In addition, the Indenture provides that if we take the actions described below, we may omit to comply with certain covenants, including those described under “—Repurchase at the option of holders upon a change of control,” “—Certain covenants” and in clause (d) under the first paragraph of “—Merger, consolidation and sale of substantially all assets.” Additionally, the occurrence of the Events of Default described below in clauses (c) and (d) (with respect to such covenants) and clauses (e), (f), (g) (with respect to Significant Subsidiaries) and (h) under “—Events of default and notice” will be deemed not to be or result in an Event of Default.

Such Legal Defeasance and Covenant Defeasance may occur only if, among other things, we:

(a) deposit in trust for the benefit of the Holders of the Notes, money or U.S. Government Obligations, or a combination thereof, that, through the payment of principal, premium, if any, and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the Notes at the Stated Maturity thereof or on earlier redemption in accordance with the terms of the Indenture and the Notes; and

(b) in the case of Legal Defeasance, deliver to the Trustee an Opinion of Counsel

(1) to the effect that:

(A) we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(B) since the Issue Date there has been a change in the applicable federal income tax law,

in either case to the effect that Holders of the Notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur, and

(2) that the resulting trust will not be an “Investment Company” within the meaning of the Investment Company Act of 1940 unless such trust is qualified thereunder or exempt from regulation thereunder; or

(c) in the case of Covenant Defeasance, deliver to the Trustee on Opinion of Counsel to the effect that:

(1) Holders of the Notes will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur, and

(2) that the resulting trust will not be an “Investment Company” within the meaning of the Investment Company Act of 1940 unless such trust is qualified thereunder or exempt from regulation thereunder.

If we were to exercise the Covenant Defeasance option and the Notes were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments.

If we exercise either of the options described above, each Subsidiary Guarantor, if any, will be released from all its obligations under its Subsidiary Guaranty.

Events of default and notice

The following are summaries of Events of Default under the Indenture with respect to the Notes:

(a) failure to pay any interest on the Notes when due, continued for 30 days;

(b) failure to pay principal of (or premium, if any, on) the Notes when due;

(c) failure to comply with the provisions of the Indenture described under “—Merger, consolidation and sale of substantially all assets”;

(d) failure to perform any other covenant of Swift in the Indenture, continued for 30 days after written notice to us from the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(e) a default by us or any Restricted Subsidiary under any Indebtedness for borrowed money in an aggregate amount greater than $25.0 million (other than Non-recourse Purchase Money Indebtedness) that results in acceleration of the maturity of such Indebtedness, or failure to pay any such Indebtedness at maturity, if such Indebtedness is not discharged or such acceleration is not rescinded or annulled within 30 days after written notice as provided in the Indenture;

(f) one or more final judgments or orders by a court of competent jurisdiction are entered against us or any Restricted Subsidiary in an uninsured or unindemnified aggregate amount outstanding at any time in excess of $25.0 million and such judgments or orders are not discharged, waived, stayed, satisfied or bonded for a period of 60 consecutive days;

(g) certain events of bankruptcy, insolvency or reorganization with respect to Swift or any Significant Subsidiary; or

(h) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of the Indenture and such Subsidiary Guaranty) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty.

The Indenture provides that if an Event of Default (other than an Event of Default described in clause (g) above) with respect to the Notes at the time outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes by notice as provided in the Indenture may declare the principal amount of the Notes to be due and payable immediately. If an Event of Default described in clause (g) above with respect to the Notes at the time outstanding shall occur, the principal amount of all the Notes will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of at least a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the Indenture.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of the Notes, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of at least a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

No Holder of Notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

(a) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes;

(b) the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

(c) the Trustee has failed to institute such proceeding and has not received from the Holders of at least a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, such limitations do not apply to a suit instituted by a Holder of Notes for the enforcement of payment of the principal of or any premium or interest on such Notes on or after the applicable due date specified in such Notes.

Modification of the indenture; waiver

The Indenture provides that modifications and amendments of the Indenture may be made by us, any Subsidiary Guarantors and the Trustee without the consent of any Holders of Notes in certain limited circumstances, including:

(a) to cure any ambiguity, omission, defect or inconsistency;

(b) to provide for the assumption of the obligations of Swift under the Indenture upon the merger, consolidation or sale or other disposition of all or substantially all the Property of Swift and the Restricted Subsidiaries taken as a whole and certain other events specified in the provisions of the Indenture described under “Merger, consolidation and sale of substantially all assets”;

(c) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(d) to comply with any requirement of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(e) to make any change that does not adversely affect the rights of any Holder of Notes in any material respect;

(f) to add or remove Subsidiary Guarantors pursuant to the procedure set forth in the Indenture; and

(g) certain other modifications and amendments as set forth in the Indenture.

The Indenture contains provisions permitting us, any Subsidiary Guarantors and the Trustee with the written consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the Holders of the Notes, except that no such supplemental indenture, amendment or waiver may, without the consent of all the Holders of outstanding Notes, among other things:

(a) reduce the principal amount of Notes whose Holders must consent to an amendment or waiver;

(b) reduce the rate of or change the time for payment of interest on any Notes;

(c) change the currency in which any amount due in respect of the Notes is payable;

(d) reduce the principal of or any premium on or change the Stated Maturity of any Notes or alter the redemption provisions with respect thereto;

(e) reduce the relative ranking of any Notes;

(f) release any security that may have been granted to the Trustee in respect of the Notes;

(g) at any time after a Change of Control has occurred, change the repurchase price or the time at which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to such Change of Control Offer, or

(h) make certain other significant amendments or modifications as specified in the Indenture.

The Holders of at least a majority in aggregate principal amount of the outstanding Notes may waive compliance by Swift with certain restrictive provisions of the Indenture. The Holders of at least a majority in aggregate principal amount of the outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture that cannot be amended without the consent of the Holders of each outstanding Note.

The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed supplemental indenture. It is sufficient if such consent approves the substance of the proposed supplemental indenture. After an amendment under the Indenture becomes effective, we are required to mail to each registered Holder of the Notes at such Holder’s address appearing in the Security Register a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Notices

Notices to Holders of the Notes will be given by mail to the addresses of such Holders as they may appear in the Security Register.

Governing law

The Indenture and the Notes are governed by and construed in accordance with the laws of the State of New York.

Trustee

Wells Fargo Bank, National Association is the Trustee under the Indenture. Wells Fargo Bank, National Association acts as trustee under the indentures for our outstanding senior notes,

maintains normal banking relationships with us and our Subsidiaries and may perform certain services and transact other business with us and our Subsidiaries from time to time in the ordinary course of business. In accordance with the Trust Indenture Act, if the Trustee acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

Book-entry system

The Notes will be initially issued in the form of one or more Global Securities registered in the name of The Depository Trust Company (“DTC”) or its nominee.

Upon the issuance of a Global Security, DTC will credit the accounts of Persons holding through it with the respective principal amounts of the Notes represented by such Global Security purchased by such Persons in this offering of the Notes. Such accounts shall be designated by the underwriters of the Offered Notes. Ownership of beneficial interests in a Global Security will be limited to Persons that have accounts with DTC (“participants”) or Persons that may hold interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in such Global Security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

Payment of principal of and interest on Notes represented by a Global Security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Notes represented thereby for all purposes under the Indenture. We have been advised by DTC that upon receipt of any payment of principal of or interest on any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants.

A Global Security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Security is exchangeable for certificated Notes only if:

(a) DTC notifies us that it is unwilling or unable to continue as a depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act; or

(b) a Default or an Event of Default with respect to the Notes represented by such Global Security occurs, and DTC requests the Trustee and us to effect such an exchange.

Any Global Security that is exchangeable for certificated Notes pursuant to the preceding sentence will be exchanged for certificated Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated Notes,

(a) certificated Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof,

(b) payment of principal of, and premium, if any, and interest on, the certificated Notes will be payable, and the transfer of the certificated Notes will be registrable, at the office or agency of Swift maintained for such purposes, and

(c) no service charge will be made for any registration of transfer or exchange of the certificated Notes, although we may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

So long as DTC or any successor depositary for a Global Security, or any nominee, is the registered owner of such Global Security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Security for all purposes under the Indenture and the Notes. Except as set forth above, owners of beneficial interests in a Global Security will not be entitled to have the Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under such Global Security. Accordingly, each Person owning a beneficial interest in a Global Security must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a Holder under the Indenture. We understand that under existing industry practices, in the event that we request any action of Holders or that an owner of a beneficial interest in a Global Security desires to give or take any action that a Holder is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the underwriters of the Offered Notes), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of Swift, the Trustee or the underwriters of the Offered Notes will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certain U.S. federal income and estate tax considerations

The following generally summarizes certain United States federal income tax considerations, and in the case of a non-U.S. holder (as defined below), U.S. federal estate tax considerations, that may be relevant in connection with the acquisition, ownership and disposition of the notes. This summary is for general information only and does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities are subject to change, possibly retroactively, or to different interpretations that may result in United States federal income tax consequences different from those set forth below. We have not sought any rulings from the Internal Revenue Service (the “IRS”), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary applies to initial holders of the notes who acquired the notes for the issue price of the notes and who hold the notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment purposes). The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers, or similar persons or organizations acting in their capacity as underwriters, placement agents or wholesalers. This summary does not address the effect of the United States federal gift tax laws, the tax considerations arising under the laws of any foreign, state or local jurisdiction, or any reporting requirements of or other tax consequences under the Treasury Regulations relating to certain tax shelter transactions. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, or other financial institutions;

•	holders subject to the alternative minimum tax;

•	grantor trusts and real estate investment trusts;

•	tax-exempt organizations;

•	dealers in securities, currencies, or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	S corporations, partnerships or other pass-through entities or holders of interests therein;

•	expatriates and certain former residents of the United States;

•	U.S. holders (as defined below) that have a functional currency other than the U.S. dollar;

•	persons who hold the notes in connection with a hedging, integrated, conversion, “straddle,” or other risk reduction transaction; or

•	persons deemed to sell the notes under any constructive sale provision of the Code.

HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF PARTICIPATING IN THE OFFERING AND OF OWNING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICATION OF THE FEDERAL ESTATE OR GIFT TAX RULES, THE LAWS

OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR TAX TREATY, AND ANY CHANGES OR PROPOSED CHANGES IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.

Consequences to U.S. Holders

The following summary applies only to U.S. Holders. As used herein, the term “U.S. Holder” means a beneficial owner of a note who or that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) the administration of the trust is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Stated interest and OID on the notes

Stated interest paid on the notes generally will be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

The notes may be issued with original issue discount (“OID”) for U.S. federal income tax purposes. The amount of OID is equal to the excess of a note’s principal amount over its issue price (as defined above). If the notes are issued with OID, then regardless of your method of accounting, you will be required to accrue OID on a constant yield basis and include such accruals in gross income as ordinary income in advance of the receipt of cash attributable to that income. The amount of OID allocable to an accrual period is equal to the difference between (1) the product of the “adjusted issue price” of the note at the beginning of the accrual period and its yield to maturity (determined on the basis of a compounding assumption that reflects the length of the accrual period) and (2) the amount of any stated interest allocable to the accrual period. The “adjusted issue price” of a note at the beginning of any accrual period is the sum of the issue price of the note plus the amount of OID allocable to all prior accrual periods. The “yield to maturity” of a note is the interest rate that, when used to compute the present value of all payments to be made on the note, produces an amount equal to the issue price of the note. Under these rules, you will generally have to include in income increasingly greater amounts of OID in successive accrual periods.

You may elect to treat all interest on a note as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest and OID. When applying the constant yield method to a note for which this election has been made, the issue price of a note will equal your basis in the note immediately after its acquisition and the issue date of the note will be the date of its acquisition by you. This election generally will apply only to the note with respect to which it is made and may not be revoked without IRS consent. You should consult your own tax advisor about this election.

Certain additional payments

Under certain circumstances, we may be required or entitled to redeem all or a portion of the notes (see “Description of the notes—Optional redemption” and “—Repurchase at the option of holders upon a change of control”). We do not intend to treat the possibility that any such payments will be made as affecting the determination of the yield to maturity of the notes or giving rise to any accrual of additional OID or recognition of ordinary income upon redemption, repurchase, sale or exchange of the notes. The IRS may take a different position, in which case the timing, amount and character of income with respect to a note may be different, and you could be required to treat as ordinary interest income any gain recognized on the disposition of a note. You are urged to consult your tax advisor regarding the potential effect, if any, of these matters on your particular situation.

Sale, exchange or other disposition of the notes

You generally will recognize gain or loss upon the sale, exchange, retirement, or other disposition of a note to the extent of the difference between:

•	the sum of the cash and the fair market value of any property received on such disposition (except to the extent attributable to accrued and unpaid stated interest on the note, which generally will be taxed as ordinary income to the extent not previously recognized as ordinary income), and

•	your adjusted tax basis in the note.

Your adjusted tax basis in a note generally will equal the cost of the note increased by any OID previously included in income. Gain or loss recognized on the disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, you have held the note for more than one year. In the case of non-corporate U.S. holders, long-term capital gains generally are subject to a reduced rate of federal income tax. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

Information reporting will apply to payments of interest (including any OID) on the notes and the proceeds of the sale or other disposition (including a retirement or redemption) of the notes, and backup withholding (at the applicable rate) may apply to such payments unless you provide the appropriate intermediary with your taxpayer identification number certified under penalties of perjury, as well as certain other information. Certain U.S. Holders, including corporations, are exempt from backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. Any withheld amounts generally may be credited against your U.S. federal income tax liability and you may be entitled to a refund provided that the required information is furnished to the IRS in a timely manner.

Consequences to Non-U.S. Holders

The following applies only if you are a Non-U.S. Holder. For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of the notes that is not a U.S. Holder (as defined above) and not a partnership (including an entity treated as a partnership for U.S. federal income tax purposes).

Payments of interest

U.S. federal withholding tax will not apply to payments to you of interest and any OID on the notes under the “portfolio interest” exemption of the Code provided that:

(a) you do not actually or constructively own 10% or more of the total combined voting power of all of our classes of our stock entitled to vote;

(b) you are not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

(c) you are not a bank receiving the interest pursuant to a loan agreement entered into in its ordinary course of business;

(d) the interest payments and any OID are not effectively connected with your conduct of a U.S. trade or business; and

(e) you, as beneficial owner, satisfy the certification requirement.

The certification requirement is generally satisfied if you provide to us or our paying agent a properly executed IRS Form W-8BEN (or a suitable substitute or successor form), certifying under penalties of perjury that you are not a United States person. In the case of notes held on behalf of a beneficial owner by a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, the financial institution must file with the withholding agent a statement that it has received the Form W-8BEN (or a suitable substitute or successor form) from the Non-U.S. Holder or from another financial institution acting on behalf of that Non-U.S. Holder, timely furnish the withholding agent with a copy thereof and otherwise comply with the applicable certification requirements. The certification requirement is not met if either we or the withholding agent has actual knowledge or reason to know that the beneficial owner is a United States person or that the conditions of any exemption are not, in fact, satisfied.

If you cannot satisfy the requirements for the portfolio interest exemption described above, payments of interest (including any OID) will be subject to withholding of U.S. federal income tax at the rate of 30% unless (i) you provide a properly completed IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding of U.S. federal income tax under an applicable income tax treaty, or (ii) such interest (including any OID) is effectively connected with your conduct of a U.S. trade or business (and, if pursuant an applicable income tax treaty, is attributable to a U.S. permanent establishment) and you meet the certification requirements described below (see “Consequences to Non-U.S. Holders—Income or gain effectively connected with a United States trade or business.”).

Sale, exchange or other disposition of the notes

Any gain realized by a Non-U.S. Holder on the sale, exchange, or other disposition of the notes generally will not be subject to U.S. federal income tax (and generally no tax will be withheld) unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States, or

•	you are a nonresident alien individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain conditions are met.

If you are a Non-U.S. Holder described in the first bullet point above, you will be subject to tax as described below (see “—Consequences to Non-U.S. Holders—Income or gain effectively connected with a United States trade or business”). If you are a Non-U.S. Holder described in the second bullet point above, you generally will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by certain U.S. source capital losses.

Income or gain effectively connected with a United States trade or business

Interest (including any OID) on a note or gain from the sale, exchange or other disposition of the note that is effectively connected with your conduct of a trade or business within the United States generally will be subject to United States federal income tax on a net basis at regular graduated rates unless an applicable income tax treaty provides otherwise. Effectively connected income generally will not be subject to U.S. withholding tax if you satisfy certain certification requirements by providing to us or our paying agent a properly executed IRS Form W-8ECI (or IRS Form W-8BEN if a treaty exemption applies) or successor form. If you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business may also be subject to a branch profits tax at a 30% rate (or such lower rate as may be prescribed by an applicable income tax treaty). For purposes of the branch profits tax, interest (including any OID) on a note and gain recognized on the disposition of a note will be included in effectively connected earnings and profits.

Information reporting and backup withholding

The payment of interest (including any OID) on a note, and amounts withheld from such payments, if any, generally will be required to be reported by us to the IRS and to you. U.S. backup withholding generally will not apply to payments of interest (including OID) if you satisfy the certification requirements described in “Consequences to Non-U.S. Holders—Payments of interest” or otherwise establish an exemption, provided that we do not have actual knowledge or reason to know that you are a United States person.

The gross proceeds from the disposition of notes may be subject to information reporting. Payments of the proceeds of a sale or other disposition of notes to or through a U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding unless you provide an IRS Form W-8BEN certifying under penalties of perjury that you are not a United States person and certain other conditions are met or you otherwise establish an exemption. Sales proceeds paid to you outside the United States on dispositions through a non-U.S. office of a broker generally will not subject to U.S. backup withholding and information reporting requirements. However, U.S. information reporting will apply to a payment of sales proceeds, even if that payment is made outside the United States, if notes are sold through a non-U.S. broker that is a “U.S. Related Person.” A “U.S. Related Person” is (i) a United States person (within the meaning of the Code); (ii) a foreign person that derives 50% or more of its gross income for certain periods from activities that are effectively connected with the conduct of a trade or business in the United States; (iii) a controlled foreign corporation for U.S. federal income tax purposes; or (iv) a foreign partnership more than 50% of the capital or profits interests of which are owned by one or more U.S. persons or which engages in a U.S. trade or business. Any information reported to the IRS under the requirements described above may also be made available to the tax authorities in the country in which a Non-U.S. Holder is resident under the provisions of an applicable income tax treaty or other agreement.

Backup withholding is not an additional tax but, rather, is a method of tax collection. Any withheld amounts generally may be credited against your U.S. federal income tax liability, if any, and you may be entitled to a refund provided that the required information is furnished to the IRS in a timely manner.

You should consult your tax advisor regarding the application of information reporting and backup withholding in your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption from backup withholding, if available.

U.S. federal estate taxation of Non-U.S. Holders

Subject to applicable treaty provisions, notes held at the time of death (or notes transferred before death, but subject to certain retained rights or powers) by an individual who is not a citizen or resident of the United States (as specifically defined for U.S. federal estate tax purposes) at the time of death will not be included in such individual’s gross estate for U.S. federal estate tax purposes, provided that, at the time of death, interest on the notes qualifies for the portfolio interest exemption under the rules described above without regard to the certification requirement.

Underwriting

Subject to the terms and conditions stated in the underwriting agreement among us, the guarantor and J.P. Morgan Securities Inc., on behalf of the several underwriters, we have agreed to sell to each underwriter and each underwriter named below has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below.

Underwriter	Principal amount

J.P. Morgan Securities Inc.	$
Goldman, Sachs & Co.
RBC Capital Markets Corporation
Wells Fargo Securities, LLC
BNP Paribas Securities Corp.
Calyon Securities (USA) Inc.
SG Americas Securities, LLC
BBVA Securities, Inc.
Comerica Securities, Inc.
Natixis Bleichroeder LLC

Total		$200,000,000

The underwriters have agreed to purchase all of the notes if any of them are purchased. The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to, among other customary conditions, the delivery of certain legal opinions by their counsel. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

We expect delivery of the notes will be made against payment therefor on or about November   , 2009, which is the      business day following the date of pricing of the notes (such settlement being referred to as “T+ ”). Under Rule 15(c)6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or during the next succeeding      business days will be required, by virtue of the fact that the notes initially will settle in T+ , to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to     % of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to     % of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

In the underwriting agreement, we have agreed that:

•	we will not offer, pledge, or sell any of our debt securities (other than the notes) for a period of 45 days after the date of this prospectus supplement without the prior consent of J.P. Morgan Securities Inc.; and

•	we will indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are new issues of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and they may discontinue any market making at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), each underwriter has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

In connection with this offering of the notes, the underwriters may engage in overallotments, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriter. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes, as applicable. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If any of the underwriters engages in stabilizing or syndicate covering transactions, it may discontinue them at any time.

We estimate that our total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $          .

Certain of the underwriters and their affiliates have in the past provided, and may in the future provide, investment banking, commercial banking, derivative transactions and financial advisory services for us in the normal course of business. JPMorgan Chase Bank, National Association, an affiliate of J.P. Morgan Securities Inc., is the lead agent bank and a lender on our credit facility and will be receiving a portion of the proceeds from the offering as repayment of our outstanding balance on the credit facility.

Wells Fargo Securities, LLC is an affiliate of the Trustee under the Indenture for the notes.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer.

Legal matters

The validity of the offered notes and U.S. tax matters relating to the notes will be passed upon for us by Baker & Hostetler LLP, Houston, Texas. Certain legal matters will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

Experts

The consolidated financial statements of Swift Energy Company and subsidiaries appearing in Swift Energy Company’s Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of Swift Energy Company’s internal control over financial reporting as of December 31, 2008, included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Information set forth or incorporated by reference herein regarding our estimated quantities of oil and gas reserves and the discounted present value of future net cash flows therefrom is based upon estimates of such reserves and present values audited by H.J. Gruy & Associates, Inc., independent petroleum engineers. All such information has been so included on the authority of such firms as experts regarding the matters contained in its reports.

Glossary

The terms defined in this section are used throughout this prospectus supplement:

Bbl	Barrel or barrels of oil.

Bcfe	Billion cubic feet of natural gas equivalent (see Mcfe).

BOE	Barrels of oil equivalent.

Development Well	Well drilled within the presently proved productive area of an oil or natural gas reservoir, as indicated by reasonable interpretation of available data, with the objective of completing in that reservoir.

Exploratory Well	A well drilled either in search of a new, as yet undiscovered oil or natural gas reservoir or to greatly extend the known limits of a previously discovered reservoir.

Gross Acre	An acre in which a working interest is owned. The number of gross acres is the total number of acres in which a working interest is owned.

MBbl	Thousand barrels of oil.

Mcf	Thousand cubic feet of natural gas.

Mcfe	Thousand cubic feet of natural gas equivalent, which is determined using the ratio of one barrel of oil, condensate, or natural gas liquids to 6 Mcf of natural gas.

MMBoe	Million barrels of oil equivalent.

MMBtu	Million British thermal units, which is a heating equivalent measure for natural gas and is an alternate measure of natural gas reserves, as opposed to Mcf, which is strictly a measure of natural gas volumes. Typically, prices quoted for natural gas are designated as price per MMBtu, the same basis on which natural gas is contracted for sale.

MMcf	Million cubic feet of natural gas.

MMcfe	Million cubic feet of natural gas equivalent (see Mcfe).

NGLs	Natural gas liquids.

Producing Well	An exploratory or development well found to be capable of producing either oil or natural gas in sufficient quantities to justify completion as an oil or natural gas well.

Proved Developed Oil and Gas Reserves	Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

PV-10 Value	The estimated future net revenues to be generated from the production of proved reserves discounted to present value using an annual discount rate of 10%. These amounts are calculated net of estimated production costs and future development costs, using prices and costs in effect as of a certain date, without escalation and without giving effect to non-property related expenses, such as general and administrative expenses, debt service, future income tax expense, or depreciation, depletion, and amortization.

Prospectus

$500,000,000

Debt securities
Common stock
Preferred stock
Depositary shares
Warrants
Guarantees of debt securities

We may offer and sell from time to time debt securities, common stock, preferred stock, depositary shares, warrants and unsecured guarantees of debt securities. Our subsidiary, Swift Energy Operating, LLC, a Texas limited liability company, may guarantee the debt securities we issue.

This prospectus describes the general terms of the offered securities and the general manner in which we will offer these securities. We will provide specific terms of any offering in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series. You should read this prospectus and any supplement carefully before you make your investment decision.

We may offer and sell securities to or through one or more underwriters, dealer and agents, or directly to purchasers, on a continuous or delayed basis. If we use underwriters, dealers, or agents to sell the securities, we will name them and describe their compensation in a prospectus supplement. The net proceeds we expect to receive from these sales will be described in the prospectus supplement.

Our common stock is traded on the New York Stock Exchange under the symbol “SFY.”

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the matters set forth in “Risk Factors” on page 3 of this prospectus, in any prospectus supplement or incorporated by reference herein or therein in determining whether to purchase our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 26, 2009

About this prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus, any applicable prospectus supplement, together with additional information described under the heading “Where you can find more information” before you invest in any of these securities.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any dealer, salesperson or other person to provide you with additional or different information. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus and the applicable prospectus supplement, before making an investment decision.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any accompanying prospectus supplement to “Swift Energy, “we,” or “our” are to Swift Energy Company and its subsidiaries.

Forward-looking statements

Some of the information included in this prospectus and the documents we have incorporated by reference contain forward-looking statements. Forward-looking statements reflect our current views with respect to future events and may be identified by terms such as “believe,” “expect,” “may,” “intend,” “will,” “project,” “budget,” “should” or “anticipate” or other similar words. These statements discuss “forward-looking” information and may include, among others, statements about anticipated capital expenditures and budgets; sources of capital; future cash flows and borrowings; pursuit of potential future acquisition or drilling opportunities; future production volumes; oil and natural gas reserves; and sources of funding for exploration and development or other uses.

Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Factors that could cause actual results to differ materially from expected results are described under “Risk factors” and include:

•	The length and severity of the current credit crisis

•	volatility in oil and natural gas prices and fluctuation of prices received;

•	domestic and worldwide economic conditions;

•	disruption of operations and damages due to hurricanes or tropical storms;

•	demand or market available for our oil and natural gas production;

•	production facility constraints;

•	uncertainty of drilling results, reserve estimates and reserve replacement;

•	drilling and operating risks;

•	our level of indebtedness;

•	the strength and financial results of our competitors;

•	the availability and cost of capital to fund reserve replacement and other capital expenditures and costs;

•	uncertainties inherent in estimating quantities of oil and natural gas reserves, projecting future rates of production and the timing of development expenditures;

•	acquisition risks;

•	unexpected substantial variances in capital requirements; and

•	environmental matters.

There are other factors that could cause actual results to differ materially from those anticipated, which are discussed in our periodic filings with the SEC, including our most recent Form 10-K. See “Risk factors” on page 3.

When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and in the documents we have incorporated by reference. We specifically disclaim all responsibility to publicly update any information contained in a forward-looking statement or any forward-looking statement in its entirety and therefore disclaim any resulting liability for potentially related damages.

All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

Where you can find more information

We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room and its copy charges. You may view our SEC filings electronically at the SEC’s Internet site at http://www.sec.gov, or at our own website at http://www.swiftenergy.com.

This prospectus constitutes part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. It omits some of the information contained in the Registration Statement, and reference is made to the Registration Statement for further information with respect to us and the securities we are offering. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC is not necessarily complete, and in each instance reference is made to the copy of the filed document.

Incorporation of certain documents by reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus and any supplement thereto is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. We incorporate by reference (excluding any information furnished pursuant to Items 2.02 or 7.01 of any report on Form 8-K) the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the securities covered by this prospectus:

•	Our annual report on Form 10-K for the year ended December 31, 2008, filed February 27, 2009;
•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2009, filed May 7, 2009; and
•	Our current reports on Form 8-K filed April 7, 2009, May 1, 2009, and May 15, 2009.

You may request a copy of these filings at no cost, by writing or telephoning:

Investor Relations Department
16825 Northchase Drive, Suite 400
Houston, Texas 77060
(281) 874-2700

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information provided in this prospectus or incorporated by reference is accurate as of any date other than the date on the front cover or the date of the incorporated material, as applicable.

The company

We are an independent oil and natural gas company formed in 1979, and we are engaged in the exploration, development, acquisition and operation of oil and natural gas properties. Our operations are primarily focused in four core areas identified as Southeast Louisiana, South Louisiana, Central Louisiana/East Texas, and South Texas. In addition, we have a strategic growth area in three parishes in southwest Louisiana and another on acreage in the Four Corners area of southwest Colorado. South Texas is the oldest of our core areas, with our operations first established in the AWP field in 1989 and subsequently expanded with the acquisition of the Sun TSH, Briscoe Ranch, and Las Tiendas fields during 2007 and with additional interests in the Briscoe Ranch field in 2008. Operations in our Central Louisiana/East Texas area began in mid-1998 when we acquired the Masters Creek field in Louisiana and the Brookeland field in Texas, later adding the South Bearhead Creek field in Louisiana in late 2005. The Southeast Louisiana and South Louisiana areas were established when we acquired majority interests in producing properties in the Lake Washington field in early 2001, in the Bay de Chene and Cote Blanche Island fields in December 2004, and in the Bayou Sale, Bayou Penchant, Horseshoe Bayou, and Jeanerette fields in 2006.

At December 31, 2008, we had estimated proved reserves from our continuing operations of 116.4 MMBoe. Our total proved reserves at year-end 2008 were comprised of approximately 43% crude oil, 42% natural gas, and 15% NGLs; and 53% of our total proved reserves were proved developed. At December 31, 2008, our proved reserves are concentrated with 61% of the total in Louisiana, 38% in Texas, and 1% in other states.

Our executive offices are located at 16825 Northchase Drive, Suite 400, Houston, Texas 77060, and our telephone number is (281) 874-2700.

The subsidiary guarantors

Certain of our domestic subsidiaries, which we refer to as the “Subsidiary Guarantors” in this prospectus, may fully and unconditionally guarantee our payment obligations under any series of debt securities offered by this prospectus. Financial information concerning our Subsidiary Guarantors and any non-guarantor subsidiaries will be included in our consolidated financial statements filed as part of our periodic reports filed pursuant to the Exchange Act to the extent required by the rules and regulations of the SEC.

Risk factors

An investment in the securities involves a significant degree of risk. Before you invest in our securities you should carefully consider the risk factors included in our most recent Annual Report on Form 10-K, any Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K, which are incorporated herein by reference, and the risk factors that may be included in any applicable prospectus supplement, in evaluating an investment in our securities. If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. Also, please read the cautionary statement in this prospectus under “Forward-looking statements.”

Use of proceeds

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus and any prospectus supplement for our general corporate purposes, which may include repayment of indebtedness, the financing of capital expenditures, future acquisitions and additions to our working capital.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges:

						Three months
						ended
	Year ended December 31,					March 31,
	2004	2005	2006	2007	2008	2009

Ratio of earnings to fixed charges	3.31	5.59	8.21	7.17	*	*

*	Due to the $754.3 million non-cash charge incurred in the fourth quarter of 2008, and the $79.3 million non-cash charge incurred in the first quarter of 2009, both caused by a write-down in the carrying value of oil and gas properties due to the rapid decline of oil and gas prices during those periods, 2008 earnings were insufficient to cover fixed charges by $420.8 million, and first quarter 2009 earnings were insufficient to cover fixed charges by $93.5 million. If the $754.3 million non-cash charge at year-end 2008 is excluded in calculating earnings, the ratio of earnings to fixed charges would have been 9.43 for the year ended December 31, 2008. If the $79.3 million non-cash charge is excluded in calculating earnings, the ratio of earnings to fixed charges for the quarter ended March 31, 2009, would have still been insufficient to cover fixed charges by $14.2 million.

For purposes of calculating the ratio of earnings to fixed charges, fixed charges include interest expense, capitalized interest, amortization of debt issuance costs and discounts, and that portion of non-capitalized rental expense deemed to be the equivalent of interest. Earnings represents income (loss) from continuing operations before income taxes and interest expense, net, and that portion of rental expense deemed to be the equivalent of interest.

Description of debt securities

This section describes the general terms and provisions of the debt securities which may be offered by us from time to time. The applicable prospectus supplement will describe the specific terms of the debt securities offered by that prospectus supplement. Those terms of the debt securities offered by a prospectus supplement may differ significantly from the terms of the Debt Securities described in this “Description of Debt Securities.”

We may issue debt securities either separately or together with, or upon the conversion of, or in exchange for, other securities. The debt securities are to be either senior obligations of ours issued in one or more series and referred to herein as the “Senior Debt Securities,” or subordinated obligations of ours issued in one or more series and referred to herein as the “Subordinated Debt Securities.” The Senior Debt Securities and the Subordinated Debt Securities are collectively referred to as the “Debt Securities.” The Debt Securities will be general obligations of the Company. Each series of Debt Securities will be issued on terms specified in an agreement, or “Indenture,” between Swift and an independent third party, usually a bank or trust company, known as a “Trustee,” who will be legally obligated to carry out the terms of the Indenture. The name(s) of the Trustee(s) will be set forth in the applicable prospectus supplement. We may issue all the Debt Securities under the same Indenture, as one or as separate series, as specified in the applicable prospectus supplement(s).

This summary of certain terms and provisions of the Debt Securities and Indentures is not complete. If we refer to particular provisions of an Indenture, the provisions, including definitions of certain terms, are incorporated by reference as a part of this summary. The Indentures are or will be filed as an exhibit to the registration statement of which this prospectus is a part, or as exhibits to documents filed under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus. The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. You should refer to the applicable Indenture for the provisions that may be important to you.

General

The Indentures will not limit the amount of Debt Securities that we may issue. We may issue Debt Securities up to an aggregate principal amount as we may authorize from time to time. The Company may establish, without the approval of existing holders of Debt Securities, and the applicable prospectus supplement will describe, the terms of any Debt Securities being offered, including:

•	the title and aggregate principal amount;

•	the date(s) when principal is payable;

•	the interest rate, if any, and the method for calculating the interest rate;

•	the interest payment dates and the record dates for the interest payments;

•	the places where the principal and interest will be payable;

•	any mandatory or optional redemption or repurchase terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

•	whether such Debt Securities will be Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the subordination provisions and the applicable definition of “Senior Indebtedness”;

•	additional provisions, if any, relating to the defeasance and covenant defeasance of the Debt Securities;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations the Debt Securities will be issued in;

•	whether the Debt Securities will be issued in the form of Global Securities, as defined below, or certificates;

•	whether the Debt Securities will be issuable in registered form, referred to as “Registered Securities,” or in bearer form, referred to as “Bearer Securities” or both and, if Bearer Securities are issuable, any restrictions applicable to the exchange of one form for another and the offer, sale and delivery of Bearer Securities;

•	any applicable material federal tax consequences;

•	the dates on which premiums, if any, will be payable;

•	our right, if any, to defer payment of interest and the maximum length of such deferral period;

•	any paying agents, transfer agents, registrars or trustees;

•	any listing on a securities exchange;

•	if convertible into common stock or preferred stock, the terms on which such Debt Securities are convertible;

•	the terms of any guarantee of the Debt Securities;

•	the subordination terms, if any;

•	the terms, if any, of the transfer, mortgage, pledge, or assignment as security for any series of Debt Securities of any properties, assets, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act are applicable, and any corresponding changes to provisions of the Indenture as currently in effect;

•	the initial offering price; and

•	other specific terms, including covenants and any additions or changes to the events of default provided for with respect to the Debt Securities.

The terms of the Debt Securities of any series may differ and, without the consent of the holders of the Debt Securities of any series, we may reopen a previous series of Debt Securities and issue additional Debt Securities of such series or establish additional terms of such series, unless otherwise indicated in the applicable prospectus supplement or supplemental indenture.

Ranking of debt securities

The Senior Debt Securities will be our senior unsecured obligations and will rank equal in right of payment with all of our existing and future senior unsecured indebtedness. The Senior Debt Securities may be guaranteed on a senior unsecured basis by all of our material existing and future domestic subsidiaries. The guarantees will rank equal in right of payment with all existing and future senior unsecured indebtedness of any subsidiary guarantors. The notes and the guarantees will be effectively subordinated to any existing or future secured indebtedness to the extent of the value of the collateral securing such indebtedness.

The Subordinated Debt Securities will be obligations of ours and will be subordinated in right of payment to all existing and future Senior Indebtedness. The prospectus supplement will define senior indebtedness and will set forth the approximate amount of such senior indebtedness outstanding as of a recent date. The prospectus supplement will also describe the subordination provisions of the Subordinated Debt Securities.

Covenants

Under the Indentures, we will be required to:

•	pay the principal, interest and any premium on the Debt Securities when due;

•	maintain a place of payment;

•	deliver a report to the Trustee at the end of each fiscal year reviewing our obligations under the Indentures; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium.

Any additional covenants will be described in the applicable prospectus supplement.

Registration, transfer, payment and paying agent

Unless otherwise indicated in a prospectus supplement, each series of Debt Securities will be issued in registered form only, without coupons. The Indentures, however, provide that we may also issue Debt Securities in bearer form only, or in both registered and bearer form. Bearer

Securities shall not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person other than offices located outside the United States of certain United States financial institutions. “United States person” means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust. “United States” means the United States of America (including the states thereof and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. Purchasers of Bearer Securities will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Such procedures and limitations will be described in the prospectus supplement relating to the offering of the Bearer Securities.

Unless otherwise indicated in a prospectus supplement, Registered Securities will be issued in denominations of $1,000 or any integral multiple thereof, and Bearer Securities will be issued in denominations of $5,000.

Unless otherwise indicated in a prospectus supplement, the principal, premium, if any, and interest, if any, of or on the Debt Securities will be payable, and Debt Securities may be surrendered for registration of transfer or exchange, at an office or agency to be maintained by us in the Borough of Manhattan, The City of New York, provided that payments of interest with respect to any Registered Security may be made at our option by check mailed to the address of the person entitled to payment or by transfer to an account maintained by the payee with a bank located in the United States. No service charge shall be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses that may be imposed in connection with the exchange or transfer.

Unless otherwise indicated in a prospectus supplement, payment of principal of, premium, if any, and interest, if any, on Bearer Securities will be made, subject to any applicable laws and regulations, at such office or agency outside the United States as specified in the prospectus supplement and as we may designate from time to time. Unless otherwise indicated in a prospectus supplement, payment of interest due on Bearer Securities on any interest payment date will be made only against surrender of the coupon relating to such interest payment date. Unless otherwise indicated in a prospectus supplement, no payment of principal, premium or interest with respect to any Bearer Security will be made at any office or agency in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States; except that if amounts owing with respect to any Bearer Securities shall be payable in U.S. dollars, payment may be made at the Corporate Trust Office of the applicable Trustee or at any office or agency designated by us in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount of such principal, premium or interest at all offices outside of the United States maintained for such purpose by us is illegal or effectively precluded by exchange controls or similar restrictions.

Unless otherwise indicated in the applicable prospectus supplement, we will not be required to:

•	issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series of like tenor to be redeemed and ending at the close of business on the day of that selection;

•	register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part;

•	exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor that is simultaneously surrendered for redemption; or

•	issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the holder, except the portion, if any, of the Debt Security not to be so repaid.

Original issue discount securities

Debt Securities may be issued as “Original Issue Discount Securities” to be sold at a discount below their principal amount. Original Issue Discount Securities may include “zero coupon” securities that do not pay any cash interest for the entire term of the securities. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder thereof upon such acceleration will be determined in the manner described in the applicable prospectus supplement. Conditions pursuant to which payment of the principal of the Subordinated Debt Securities may be accelerated will be set forth in the applicable prospectus supplement. Material federal income tax and other considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement.

Non U.S. currency

If the purchase price of any Debt Securities is payable in a currency other than U.S. dollars or if principal of, or premium, if any, or interest, if any, on any of the Debt Securities is payable in any currency other than U.S. dollars, the specific terms with respect to such Debt Securities and such foreign currency will be specified in the applicable prospectus supplement.

Global securities

The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a “Depositary” identified in the prospectus supplement relating to such series. Global Debt Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities, a Global Debt Security may not be transferred except as a whole:

•	by the Depositary to a nominee of such Depositary;

•	by a nominee of such Depositary to such Depositary or another nominee of such Depositary; or

•	by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

The specific terms of the depositary arrangement with respect to a series of Global Debt Securities and certain limitations and restrictions relating to a series of Global Bearer Securities will be described in the applicable prospectus supplement.

Redemption and repurchase

The Debt Securities may be redeemable, in whole or in part, at our option, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by Swift at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable prospectus supplement.

Conversion and exchange

The terms, if any, on which Debt Securities of any series are convertible into or exchangeable for common stock, preferred stock, or other Debt Securities will be set forth in the applicable prospectus supplement. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder, or at our option, the conversion price and the conversion period, and may include provisions pursuant to which the number of shares of our common stock or other securities to be received by the holders of such series of Debt Securities would be subject to adjustment.

Consolidation, merger and sale of assets

Each Indenture generally will permit a consolidation or merger between us and another corporation, if the surviving corporation meets certain limitations and conditions. Subject to those conditions, each Indenture may also permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring corporation shall assume all of our responsibilities and liabilities under the Indentures including the payment of all amounts due on the Debt Securities and performance of the covenants in the Indentures.

We are only permitted to consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the Indentures, as indicated in the applicable prospectus supplement. The remaining or acquiring corporation will be substituted for us in the Indentures with the same effect as if it had been an original party to the Indenture. Thereafter, the successor corporation may exercise our rights and powers under any Indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor corporation.

Events of default

Unless otherwise specified in the applicable prospectus supplement, an Event of Default, as defined in the Indentures and applicable to Debt Securities issued under such Indentures, typically will occur with respect to the Debt Securities of any series under the Indenture upon:

•	default for a period to be specified in the applicable prospectus supplement in payment of any interest with respect to any Debt Security of such series;

•	default in payment of principal or any premium with respect to any Debt Security of such series when due upon maturity, redemption, repurchase at the option of the holder or otherwise;

•	default in deposit of any sinking fund payment when due with respect to any Debt Security of such series;

•	default by us in the performance, or breach, of any other covenant or warranty in such Indenture, which shall not have been remedied for a period to be specified in the applicable prospectus supplement after notice to us by the applicable Trustee or the holders of not less than a fixed percentage in aggregate principal amount of the Debt Securities of all series issued under the applicable Indenture;

•	certain events of bankruptcy, insolvency or reorganization of Swift; or

•	any other Event of Default that may be set forth in the applicable prospectus supplement, including an Event of Default based on other debt being accelerated, known as a “cross-acceleration.”

No Event of Default with respect to any particular series of Debt Securities necessarily constitutes an Event of Default with respect to any other series of Debt Securities. If the Trustee considers it in the interest of the holders to do so, the Trustee under an Indenture may withhold notice of the occurrence of a default with respect to the Debt Securities to the holders of any series outstanding, except a default in payment of principal, premium, if any, interest, if any.

Each Indenture will provide that if an Event of Default with respect to any series of Debt Securities issued thereunder shall have occurred and be continuing, either the relevant Trustee or the holders of at least a fixed percentage in principal amount of the Debt Securities of such series then outstanding may declare the principal amount of all the Debt Securities of such series to be due and payable immediately. In the case of Original Issue Discount Securities, the Trustee may declare as due and payable such lesser amount as may be specified in the applicable prospectus supplement. However, upon certain conditions, such declaration and its consequences may be rescinded and annulled by the holders of at least a fixed percentage in principal amount of the Debt Securities of all series issued under the applicable Indenture.

The applicable prospectus supplement will provide the terms pursuant to which an Event of Default shall result in acceleration of the payment of principal of Subordinated Debt Securities.

In the case of a default in the payment of principal of, or premium, if any, or interest, if any, on any Subordinated Debt Securities of any series, the applicable Trustee, subject to certain limitations and conditions, may institute a judicial proceeding for the collection thereof.

No holder of any of the Debt Securities of any series will have any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least a fixed percentage in principal amount of the outstanding Debt Securities of such series:

•	have made written request to the Trustee to institute such proceeding as Trustee, and offered reasonable indemnity to the Trustee,

•	the Trustee has failed to institute such proceeding within the time period specified in the applicable prospectus supplement after receipt of such notice, and

•	the Trustee has not within such period received directions inconsistent with such written request by holders of a majority in principal amount of the outstanding Debt Securities of such series. Such limitations do not apply, however, to a suit instituted by a holder of a Debt Security for the enforcement of the payment of the principal of, premium, if any, or any accrued and unpaid interest on, the Debt Security on or after the respective due dates expressed in the Debt Security.

During the existence of an Event of Default under an Indenture, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of at least a fixed percentage in principal amount of the outstanding Debt Securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred on the Trustee with respect to such series.

The Indentures provide that the Trustee will, within the time period specified in the applicable prospectus supplement after the occurrence of any default, give to the holders of the Debt Securities of such series notice of such default known to it, unless such default shall have been cured or waived; provided that the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of such holders, except in the case of a default in payment of principal of or premium, if any, on any Debt Security of such series when due or in the case of any default in the payment of any interest on the Debt Securities of such series.

Swift is required to furnish to the Trustee annually a statement as to compliance with all conditions and covenants under the Indentures.

Modification and waivers

From time to time, when authorized by resolutions of our board of directors and by the Trustee, without the consent of the holders of Debt Securities of any series, we may amend, waive or supplement the Indentures and the Debt Securities of such series for certain specified purposes, including, among other things:

•	to cure ambiguities, defects or inconsistencies;

•	to provide for the assumption of our obligations to holders of the Debt Securities of such series in the case of a merger or consolidation;

•	to add to our Events of Default or our covenants or to make any change that would provide any additional rights or benefits to the holders of the Debt Securities of such series;

•	to add or change any provisions of such Indenture to facilitate the issuance of Bearer Securities;

•	to establish the form or terms of Debt Securities of any series and any related coupons;

•	to add guarantors with respect to the Debt Securities of such series;

•	to secure the Debt Securities of such series;

•	to maintain the qualification of the Indenture under the Trust Indenture Act; or

•	to make any change that does not adversely affect the rights of any holder.

Other amendments and modifications of the Indentures or the Debt Securities issued thereunder may be made by Swift and the Trustee with the consent of the holders of not less than a fixed percentage of the aggregate principal amount of the outstanding Debt Securities of each series affected, with each series voting as a separate class; provided that, without the consent of the holder of each outstanding Debt Security affected, no such modification or amendment may:

•	reduce the principal amount of, or extend the fixed maturity of the Debt Securities, or alter or waive any redemption, repurchase or sinking fund provisions of the Debt Securities;

•	reduce the amount of principal of any Original Issue Discount Securities that would be due and payable upon an acceleration of the maturity thereof;

•	change the currency in which any Debt Securities or any premium or the accrued interest thereon is payable;

•	reduce the percentage in principal amount outstanding of Debt Securities of any series which must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the Debt Securities of such series;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the Debt Securities;

•	waive a default in payment with respect to the Debt Securities or any guarantee;

•	reduce the rate or extend the time for payment of interest on the Debt Securities;

•	adversely affect the ranking of the Debt Securities of any series;

•	release any guarantor from any of its obligations under its guarantee or the Indenture, except in compliance with the terms of the Indenture; or

•	solely in the case of a series of Subordinated Debt Securities, modify any of the applicable subordination provisions or the applicable definition of Senior Indebtedness in a manner adverse to any holders.

The holders of a fixed percentage in aggregate principal amount of the outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the relevant Indenture, including any set forth in the applicable prospectus supplement. The holders of a fixed percentage in aggregate principal amount of the outstanding Debt Securities of any series may, on behalf of the holders of that series, waive any past default under the applicable Indenture with respect to that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on any Debt Securities of such series, or in respect of a covenant or provision which cannot be modified or amended without the consent of a larger fixed percentage of holders or by the holder of each outstanding Debt Securities of the series affected.

Outstanding debt securities

In determining whether the holders of the requisite principal amount of outstanding Debt Securities have given any authorization, demand, direction, notice, consent or waiver under the relevant Indenture, the amount of outstanding Debt Securities will be calculated based on the following:

•	the portion of the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding for such purposes shall be that portion of the principal amount thereof that could be declared to be due and payable upon a declaration of acceleration pursuant to the terms of such Original Issue Discount Security as of the date of such determination;

•	the principal amount of a Debt Security denominated in a currency other than U.S. dollars shall be the U.S. dollar equivalent, determined on the date of original issue of such Debt Security, of the principal amount of such Debt Security; and

•	any Debt Security owned by us or any obligor on such Debt Security or any affiliate of us or such other obligor shall be deemed not to be outstanding.

Discharge, termination and covenant termination

When we establish a series of Debt Securities, we may provide that such series is subject to the termination and discharge provisions of the applicable Indenture. If those provisions are made applicable, we may elect either:

•	to terminate and be discharged from all of our obligations with respect to those Debt Securities subject to some limitations; or

•	to be released from our obligations to comply with specified covenants relating to those Debt Securities, as described in the applicable prospectus supplement.

To effect that termination or covenant termination, we must irrevocably deposit in trust with the relevant Trustee an amount which, through the payment of principal and interest in accordance with their terms, will provide money sufficient to make payments on those Debt Securities and any mandatory sinking fund or similar payments on those Debt Securities. This deposit may be made in any combination of funds or government obligations. On such a termination, we will not be released from certain of our obligations that will be specified in the applicable prospectus supplement.

To establish such a trust we must deliver to the relevant Trustee an opinion of counsel to the effect that the holders of those Debt Securities

•	will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the termination or covenant termination; and

•	will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the termination or covenant termination had not occurred.

If we effect covenant termination with respect to any Debt Securities, the amount of deposit with the relevant Trustee must be sufficient to pay amounts due on the Debt Securities at the time of their stated maturity. However, those Debt Securities may become due and payable prior to their stated maturity if there is an Event of Default with respect to a covenant from which we have not been released. In that event, the amount on deposit may not be sufficient to pay all amounts due on the Debt Securities at the time of the acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting termination or covenant termination, including any modifications to the provisions described above.

Governing law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the trustees

The Trust Indenture Act contains limitations on the rights of a trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. Each Trustee is permitted to engage in other transactions with us from time to time, provided that if such Trustee acquires any conflicting interest, it must eliminate such conflict upon the occurrence of an Event of Default under the relevant Indenture, or else resign.

Description of capital stock

General

As of the date of this prospectus, we are authorized to issue up to 90,000,000 shares of stock, including up to 85,000,000 shares of common stock and up to 5,000,000 shares of preferred stock. As of December 31, 2008, we had 30,868,588 shares of common stock and no shares of preferred stock outstanding.

The following is a summary of the key terms and provisions of our equity securities. You should refer to the applicable provisions of our articles of incorporation, bylaws, the Texas Business Corporation Act and the documents we have incorporated by reference for a complete statement of the terms and rights of our capital stock.

Common stock

Voting Rights. Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock pursuant to applicable law or the provision of the certificate of designation creating that series, all voting rights are vested in the holders of shares of common stock. Holders of shares of common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors, and the holders of the remaining shares voting for the election of directors will not be able to elect any directors.

Dividends. Dividends may be paid to the holders of common stock when, as and if declared by the board of directors out of funds legally available for their payment, subject to the rights of holders of any preferred stock. Swift has never declared a cash dividend and intends to continue its policy of using retained earnings for expansion of its business.

Rights upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally, in proportion to the number of shares of common stock held by them, in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock, if any, have received their liquidation preferences in full.

Non-Assessable. All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we offer and issue under this Prospectus will also be fully paid and non-assessable.

No Preemptive Rights. Holders of common stock are not entitled to preemptive purchase rights in future offerings of our common stock.

Listing. Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “SFY.” Any additional common stock we issue will also be listed on the NYSE.

Preferred stock

Our board of directors can, without approval of our shareholders, issue one or more series of preferred stock and determine the number of shares of each series and the rights, preferences and limitations of each series. The following description of the terms of the preferred stock sets forth certain general terms and provisions of our authorized preferred stock. If we offer preferred stock, a description will be filed with the SEC and the specific designations and rights will be described in a prospectus supplement, including the following terms:

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the liquidation preference of the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

The description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the certificate of designation relating to the applicable series of preferred stock. The registration statement of which this prospectus forms a part will include the certificate of designation as an exhibit or incorporate it by reference.

Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of our common stock. For example, any preferred stock issued may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

Any preferred stock will, when issued, be fully paid and non-assessable.

Anti-takeover provisions

Certain provisions in our articles of incorporation, bylaws and our shareholders’ rights plan may encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts.

Our Classified Board of Directors. Our bylaws provide that our board of directors is divided into three classes as nearly equal in number as possible. The directors of each class are elected for three-year terms, and the terms of the three classes are staggered so that directors from a single class are elected at each annual meeting of stockholders. A staggered board makes it more difficult for shareholders to change the majority of the directors and instead promotes continuity of existing management.

Our Ability to Issue Preferred Stock. As discussed above, our board of directors can set the voting rights, redemption rights, conversion rights and other rights relating to authorized but unissued shares of preferred stock and could issue that stock in either private or public transactions. Preferred stock could be issued for the purpose of preventing a merger, tender offer or other takeover attempt which the board of directors opposes.

Our Rights Plan. Our board of directors has adopted a stockholders’ rights plan. The rights attach to all common stock certificates representing outstanding shares. One right is issued for each share of common stock outstanding. Each right entitles the registered holder, under the circumstances described below, to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock, a “Series A” share, at a price of $250.00 per one one-thousandth of a Series A share, subject to adjustment. The dividend and liquidation rights and the non-redemption feature of the Series A shares are designed so that the value of one one-thousandth of a Series A share purchasable upon exercise of each right will approximate the value of one share of common stock. The following is a summary of the terms of the rights plan. You should refer to the applicable provisions of the rights plan which we have incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

The rights will separate from the common stock and right certificates will be distributed to the holders of common stock as of the earlier of:

•	10 business days following a public announcement that a person or group of affiliated persons has acquired beneficial ownership of 15% or more of our outstanding voting shares, or

•	10 business days following the commencement or announcement of an intention to commence a tender offer or exchange offer which would result in a person or group beneficially owning 15% or more of our outstanding voting shares.

The rights are not exercisable until rights certificates are distributed. The rights will expire on December 20, 2016, unless that date is extended or the rights are earlier redeemed or exchanged.

If a person or group (with certain exceptions for investment advisers) acquires 15% or more of our voting shares, each right then outstanding, other than rights beneficially owned by such person or group, becomes a right to buy that number of shares of common stock or other securities or assets having a market value of two times the exercise price of the right. The rights belonging to the acquiring person or group become null and void.

If Swift is acquired in a merger or other business combination, or 50% of its consolidated assets or assets producing more than 50% of its earning power or cash flow are sold, each holder of a right will have the right to receive that number of shares of common stock of the acquiring company which at the time of such transaction has a market value of two times the purchase price of the right.

At any time after a person or group acquires beneficial ownership of 15% or more of our outstanding voting shares and before the earlier of the two events described in the prior paragraph or acquisition by a person or group of beneficial ownership of 50% or more of our outstanding voting shares, our board of directors may, at its option, exchange the rights, other than those owned by such person or group, in whole or in part, at an exchange ratio of one share of common stock or a fractional share of Series A stock or other preferred stock equivalent in value thereto, per right.

The Series A shares issuable upon exercise of the rights will be non-redeemable and rank junior to all other series of our preferred stock. Each whole Series A share will be entitled to receive a quarterly preferential dividend in an amount per share equal to the greater of $1.00 in cash, or in the aggregate, 1,000 times the dividend declared on the common stock, subject to adjustment. In the event of liquidation, the holders of Series A share may receive a preferential liquidation payment equal to the greater of $1,000 per share, or in the aggregate, 1,000 times the payment made on the shares of common stock. In the event of any merger, consolidation or other transaction in which the shares of common stock are exchanged for or changed into other stock or securities, cash or other property, each whole Series A share will be entitled to receive 1,000 times the amount received per share of common stock. Each whole Series A share will be entitled to 1,000 votes on all matters submitted to a vote of our stockholders and Series A shares will generally vote together as one class with the common stock and any other capital stock on all matters submitted to a vote of our stockholders.

Prior to the earlier of the date it is determined that right certificates are to be distributed or the expiration date of the rights, our board of directors may redeem all, but not less than all, of the then outstanding rights at a price of $0.01 per right. Our board of directors in its sole discretion may establish the effective date and other terms and conditions of the redemption. Upon redemption, the ability to exercise the rights will terminate and the holders of rights will only be entitled to receive the redemption price.

As long as the rights are redeemable, we may amend the rights agreement in any manner except to change the redemption price. After the rights are no longer redeemable, we may, except with respect to the redemption price, amend the rights agreement in any manner that does not adversely affect the interests of holders of the rights.

Business Combinations Under Texas Law. Swift is a Texas corporation subject to Part Thirteen of the Texas Business Corporation Act known as the “Business Combination Law.” In general, the Business Combination Law prevents an affiliated shareholder, or its affiliates or associates, from entering into a business combination with an issuing public corporation during the three-year period immediately following the date on which the affiliated shareholder became an affiliated shareholder, unless:

•	before the date such person became an affiliated shareholder, the board of directors of the issuing public corporation approves the business combination or the acquisition of shares that caused the affiliated shareholder to become an affiliated shareholder; or

•	not less than six months after the date such person became an affiliated shareholder, the business combination is approved by the affirmative vote of holders of at least two-thirds of the issuing public corporation’s outstanding voting shares not beneficially owned by the affiliated shareholder, or its affiliates or associates.

An affiliated shareholder is a person that is or was within the preceding three-year period the beneficial owner of 20% or more of a corporation’s outstanding voting shares. An issuing public corporation includes most publicly held Texas corporations, including Swift. The term business combination includes:

•	mergers, share exchanges or conversions involving the affiliated shareholder;

•	dispositions of assets involving the affiliated shareholder having an aggregate value of 10% or more of the market value of the assets or of the outstanding common stock or representing 10% or more of the earning power or net income of the corporation;

•	issuances or transfers of securities by the corporation to the affiliated shareholder other than on a pro rata basis;

•	plans or agreements relating to a liquidation or dissolution of the corporation involving an affiliated shareholder;

•	reclassifications, recapitalizations, distributions or other transactions that would have the effect of increasing the affiliated shareholder’s percentage ownership of the corporation; and

•	the receipt of tax, guarantee, loan or other financial benefits by an affiliated shareholder other than proportionately as a shareholder of the corporation.

Description of depositary shares

We may offer preferred stock represented by depositary shares and issue depositary receipts evidencing the depositary shares. Each depositary share will represent a fraction of a share of preferred stock. Shares of preferred stock of each class or series represented by depositary shares will be deposited under a separate deposit agreement among us, a bank or trust company acting as the “Depository” and the holders of the depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the depositary shares evidenced by the depositary receipt, to all the rights and preferences of the preferred stock represented by such depositary shares. Those rights include any dividend, voting, conversion, redemption and liquidation rights. Immediately following the issuance and delivery of the preferred stock to the Depository, we will cause the Depository to issue the depositary receipts on our behalf.

If depositary shares are offered, the applicable prospectus supplement will describe the terms of such depositary shares, the deposit agreement and, if applicable, the depositary receipts, including the following, where applicable:

•	the payment of dividends or other cash distributions to the holders of depositary receipts when such dividends or other cash distributions are made with respect to the preferred stock;

•	the voting by a holder of depositary shares of the preferred stock underlying such depositary shares at any meeting called for such purpose;

•	if applicable, the redemption of depositary shares upon a redemption by us of shares of preferred stock held by the Depository;

•	if applicable, the exchange of depositary shares upon an exchange by us of shares of preferred stock held by the Depository for debt securities or common stock;

•	if applicable, the conversion of the shares of preferred stock underlying the depositary shares into shares of our common stock, other shares of our preferred stock or our debt securities;

•	the terms upon which the deposit agreement may be amended and terminated;

•	a summary of the fees to be paid by us to the Depository;

•	the terms upon which a Depository may resign or be removed by us; and

•	any other terms of the depositary shares, the deposit agreement and the depositary receipts.

If a holder of depositary receipts surrenders the depositary receipts at the corporate trust office of the Depository, unless the related depositary shares have previously been called for redemption, converted or exchanged into other securities of Swift, the holder will be entitled to receive at this office the number of shares of preferred stock and any money or other property represented by such depositary shares. Holders of depositary receipts will be entitled to receive whole and, to the extent provided by the applicable prospectus supplement, fractional shares of the preferred stock on the basis of the proportion of preferred stock represented by each depositary share as specified in the applicable prospectus supplement. Holders of shares of preferred stock received in exchange for depositary shares will no longer be entitled to receive depositary shares in exchange for shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that is more than the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the Depository will issue the holder a new depositary receipt evidencing such excess number of depositary shares at the same time.

Prospective purchasers of depositary shares should be aware that special tax, accounting and other considerations may be applicable to instruments such as depositary shares.

Description of warrants

We may issue warrants for the purchase of preferred or common stock, either independently or together with other securities. Each series of warrants will be issued under a warrant agreement to be entered into between Swift and a bank or trust company. You should refer to the warrant agreement relating to the specific warrants being offered for the complete terms of such warrant agreement and the warrants.

Each warrant will entitle the holder to purchase the number of shares of preferred or common stock at the exercise price set forth in, or calculable as set forth in any applicable prospectus supplement. The exercise price may be subject to adjustment upon the occurrence of certain events, as set forth in any applicable prospectus supplement. After the close of business on the expiration date of the warrant, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in any applicable prospectus supplement.

Plan of distribution

We may sell the securities offered by this prospectus and applicable prospectus supplements from time to time in one or more of the following ways:

•	to underwriters or dealers for resale to the public or to institutional investors;
•	through agents to the public or to institutional investors;
•	directly to a limited number of purchasers;
•	directly to institutional investors; or
•	through a combination of any such methods of sale.

Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act of 1933.

The applicable prospectus supplement relating to the securities will set forth:

•	their offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from such sale;

•	any underwriting discounts, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers;

•	in the case of debt securities, the interest rate, maturity and redemption provisions; and

•	any securities exchanges on which the securities may be listed.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions in accordance with the rules of the New York Stock Exchange:

•	at a fixed price or prices which may be changed;

•	at market prices prevailing at the time of sale;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in an applicable prospectus supplement, the obligations of underwriters or dealers to purchase the securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus and a prospectus supplement is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers and agents may be entitled under agreements entered into with us to be indemnified by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution by Swift to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Each class or series of securities, if any, will be a new issue of securities with no established trading market, other than the common stock, which is listed on the New York Stock Exchange. We may elect to list any other class or series of securities on any exchange, other than the common stock, but we are not obligated to do so. Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

Certain persons participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities; and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us, as the case may be, in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise. These activities will be described in more detail in the sections entitled “Plan of Distribution” or “Underwriting” in the applicable prospectus supplement.

Legal matters

Our counsel, Baker & Hostetler LLP, Houston, Texas, will pass upon certain legal matters in connection with the offered securities. Any underwriters will be advised about other issues relating to any offering by their legal counsel.

Experts

The consolidated financial statements of Swift Energy Company appearing in Swift Energy Company’s Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of Swift Energy Company’s internal control over financial reporting as of December 31, 2008 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Information set forth or incorporated by reference in this prospectus regarding our estimated quantities of oil and gas reserves and the discounted present value of future net cash flows therefrom is based upon estimates of such reserves and present values audited by H.J. Gruy & Associates, Inc., independent petroleum engineers. All such information has been so included on the authority of such firms as experts regarding the matters contained in its reports.